
                                                                     EXHIBIT 2.1


                         AGREEMENT AND PLAN OF MERGER

                                     Among

                       EDUCATION MANAGEMENT CORPORATION

                                   HAC INC.

                                      and

                         ARGOSY EDUCATION GROUP, INC.



                                  Dated as of

                                 JULY 9, 2001
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                               TABLE OF CONTENTS
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ARTICLE 1 DEFINITIONS.................................................................................            1

ARTICLE 2 THE MERGER..................................................................................            7
         2.1      THE MERGER..........................................................................            7
         2.2      EFFECTIVE TIME; FILING OF CERTIFICATE OF MERGER.....................................            8
         2.3      NAME; CERTIFICATE OF INCORPORATION..................................................            8
         2.4      BYLAWS..............................................................................            8
         2.5      DIRECTORS AND OFFICERS..............................................................            8
         2.6      ADDITIONAL ACTIONS..................................................................            8
         2.7      TIME AND PLACE OF CLOSING...........................................................            8

ARTICLE 3 CONVERSION OF SECURITIES....................................................................            9
         3.1      EFFECT ON CAPITAL STOCK.............................................................            9
         3.2      DISSENTERS' RIGHTS..................................................................            9
         3.3      SURRENDER OF CERTIFICATES...........................................................           10
         3.4      TREATMENT OF OPTIONS AND WARRANTS...................................................           11
         3.5      NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.................................           12
         3.6      LOST, STOLEN OR DESTROYED CERTIFICATES..............................................           12
         3.7      TAKING OF NECESSARY ACTION; FURTHER ACTION

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................           13
         4.1      ORGANIZATION; BUSINESS..............................................................           13
         4.2      CAPITALIZATION......................................................................           13
         4.3      AUTHORIZATION; ENFORCEABILITY.......................................................           15
         4.4      NO VIOLATION OR CONFLICT............................................................           15
         4.5      SEC REPORTS.........................................................................           15
         4.6      BOOKS AND RECORDS; COMPANY FINANCIAL STATEMENTS.....................................           16
         4.7      ABSENCE OF CERTAIN CHANGES..........................................................           17
         4.8      TITLE TO ASSETS.....................................................................           18
         4.9      REAL ESTATE.........................................................................           18
         4.10     INTANGIBLE ASSETS...................................................................           20
         4.11     CONTRACT MATTERS....................................................................           21
         4.12     INSURANCE...........................................................................           22
         4.13     LITIGATION..........................................................................           22
         4.14     TAXES...............................................................................           23
         4.15     EMPLOYEE BENEFITS...................................................................           24
         4.16     ENVIRONMENTAL PROTECTION............................................................           26
         4.17     LABOR MATTERS.......................................................................           26
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                                       i
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         4.18     COMPLIANCE WITH LAW; EDUCATION DEPARTMENT COMPLIANCE...............................            27
         4.19     FINANCIAL ASSISTANCE PROGRAMS......................................................            30
         4.20     TRANSACTIONS WITH AFFILIATES.......................................................            30
         4.21     PROXY STATEMENT....................................................................            30
         4.22     VOTE REQUIRED......................................................................            31
         4.23     BOARD APPROVAL.....................................................................            31
         4.24     FAIRNESS OPINION...................................................................            31
         4.25     CHANGE OF CONTROL PAYMENTS.........................................................            31
         4.26     GOVERNMENTAL APPROVALS.............................................................            31
         4.27     ACCREDITATION AND STATE LICENSURE APPROVAL.........................................            32
         4.28     RELATIONSHIPS WITH RELATED PERSONS.................................................            32
         4.29     BROKERS' AND FINDERS' FEES.........................................................            32
         4.30     NO PENDING ACQUISITIONS............................................................            32
         4.31     TAKEOVER LAWS......................................................................            32
         4.32     EXPENSES...........................................................................            33
         4.33     DISCLOSURE.........................................................................            33

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....................................            33
         5.1      ORGANIZATION; BUSINESS.............................................................            33
         5.2      AUTHORIZATION; ENFORCEABILITY......................................................            33
         5.3      NO VIOLATION OR CONFLICT...........................................................            34
         5.4      OPERATIONS OF MERGER SUB...........................................................            34
         5.5      BROKERS' AND FINDERS' FEES.........................................................            34
         5.6      ACCREDITATION AND STATE LICENSURE/APPROVAL.........................................            34
         5.7      DISCLOSURE.........................................................................            34
         5.8      SUFFICIENT FUNDS...................................................................            34
         5.9      INFORMATION SUPPLIED...............................................................            34

ARTICLE 6 COVENANTS AND AGREEMENTS...................................................................            35
         6.1      CONDUCT OF BUSINESS BY THE COMPANY.................................................            35
         6.2      ACCESS.............................................................................            38
         6.3      FULFILLMENT OF AGREEMENTS..........................................................            38
         6.4      PROXY STATEMENT....................................................................            38
         6.5      COMPANY STOCKHOLDERS' MEETING......................................................            39
         6.6      ADDITIONAL REPORTS.................................................................            39
         6.7      REGULATORY AND OTHER APPROVALS.....................................................            39
         6.8      NO SOLICITATION....................................................................            41
         6.9      PUBLIC ANNOUNCEMENTS...............................................................            43
         6.10     EXPENSES...........................................................................            44
         6.11     CERTAIN BENEFIT PLANS..............................................................            44
         6.12     INDEMNIFICATION....................................................................            44
         6.13     TAKEOVER LAW.......................................................................            46
         6.14     NOTIFICATION OF CERTAIN MATTERS....................................................            46
         6.15     REAL ESTATE DELIVERIES.............................................................            46
         6.16     PERMITS............................................................................            46


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         6.17     CONSENT............................................................................            47
         6.18     OTHER ACTION.......................................................................            47
         6.19     REASONABLE EFFORTS.................................................................            47
         6.20     NO RIGHTS TRIGGERED................................................................            47
         6.21     STOCKHOLDER LITIGATION.............................................................            47
         6.22     OPERATIONAL MATTERS................................................................            47
         6.23     EXCLUDED ASSETS....................................................................            47
         6.24     FINANCIAL INFORMATION..............................................................            48

ARTICLE 7 CONDITIONS TO THE MERGER...................................................................            49
         7.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.........................            49
         7.2      CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE MERGER........................            50
         7.3      CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATION TO EFFECT THE MERGER............            50

ARTICLE 8 TERMINATION, WAIVER AND AMENDMENT..........................................................            52
         8.1      TERMINATION........................................................................            52
         8.2      EFFECT OF TERMINATION..............................................................            53
         8.3      TERMINATION FEE....................................................................            54

ARTICLE 9 MISCELLANEOUS..............................................................................            54
         9.1      NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................................            54
         9.3      AMENDMENT..........................................................................            54
         9.4      EXTENSION; WAIVER..................................................................            54
         9.5      GOVERNING LAW......................................................................            54
         9.6      ASSIGNMENT; BINDING EFFECT.........................................................            55
         9.7      NOTICES............................................................................            55
         9.8      COUNTERPARTS.......................................................................            56
         9.9      INTERPRETATION.....................................................................            56
         9.10     SPECIFIC PERFORMANCE...............................................................            56
         9.11     NO RELIANCE........................................................................            56
         9.12     EXHIBITS AND DISCLOSURE LETTERS....................................................            57
         9.13     NO THIRD PARTY BENEFICIARY.........................................................            57
         9.14     SEVERABILITY.......................................................................            57
         9.15     OTHER REMEDIES.....................................................................            57
         9.16     RULES OF CONSTRUCTION..............................................................            57

ANNEXES

Annex A           Certain Regulatory Approvals

EXHIBITS

Exhibit 1-A             Company Officers
Exhibit 1-B             Parent Officers
Exhibit 1-C             Form of Employment Agreement

                         AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER, dated as of July 9, 2001 (the "Agreement"), is among Education Management Corporation, a Pennsylvania corporation (the "Parent"), HAC Inc., an Illinois corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and Argosy Education Group, Inc., an Illinois corporation (the "Company").

                              W I T N E S S E T H
                              - - - - - - - - - -

          WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger;

          In consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

          When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

          "ACCREDITING BODY" shall mean any entity or organization, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of private post secondary schools in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such schools.

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 6.8(a).

          "AFFILIATE" shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party and shall include a party's executive officers, directors and the members of the Family of such persons.

          "ANTITRUST LAWS" shall have the meaning set forth in Section 7.1(a).

          "BALANCE SHEET DATE" shall mean the May 31, 2001 balance sheet of the Company provided to Parent.

          "BANKRUPTCY EXCEPTION" shall have the meaning set forth in Section
4.3.

          "CERTIFICATES" shall have the meaning set forth in Section 3.3(c).

          "CLOSING" shall have the meaning set forth in Section 2.7.

          "CLOSING DATE" shall have the meaning set forth in Section 2.7.

          "COBRA" shall have the meaning set forth in Section 4.15(e).

          "CODE" shall have the meaning set forth in Section 4.14(e).

          "COMPANY BENEFIT PLAN" shall have the meaning set forth in Section 4.15(c).

          "COMPANY CLASS A COMMON STOCK" shall mean shares of Class A common stock, $.01 par value per share, of the Company.

          "COMPANY CLASS B COMMON STOCK" shall mean shares of Class B common stock, $.01 par value per share, of the Company.

          "COMPANY COMMON STOCK" shall mean the Company Class A Common Stock and the Company Class B Common Stock.

          "COMPANY DISCLOSURE LETTER" shall have the meaning set forth in
Article 4.

          "COMPANY EMPLOYEES" shall have the meaning set forth in Section 6.11.

          "COMPANY FINANCIAL STATEMENTS" shall mean the audited Consolidated Balance Sheets, Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders' Equity of the Company, and the related notes thereto, for the most recent two (2) fiscal years, and the unaudited interim consolidated financial statements of the Company for the nine
(9) month period ended and at May 31, 2001.

          "COMPANY SEC DOCUMENTS" shall have the meaning set forth in Section
4.5.

          "COMPANY STOCKHOLDERS' MEETING" shall have the meaning set forth in
Section 4.21.

          "COMPANY STOCK OPTION" shall have the meaning set forth in Section
4.2.

          "CONSTITUENT CORPORATIONS" shall mean the Company and Merger Sub.

          "DISSENTING SHARES" shall mean shares of Company Common Stock which
(a) dissent from the Merger in accordance with the provisions of Section 5/11.65 of IBCA and (b) are held by Stockholders who have properly exercised and perfected appraisal rights under Section 5/11.70 of IBCA.

          "DOE" shall mean the United States Department of Education.

          "EDUCATION DEPARTMENTS" shall have the meaning set forth in 4.18(a).

          "EFFECTIVE TIME" shall have the meaning set forth in Section 2.2.

          "ENVIRONMENTAL LAWS" shall mean any federal, state, local or foreign statute, Law, rule, ordinance, code, policy, rule of common law and regulations relating to pollution or protection of human health (including those parts of OSHA relating to Hazardous Materials) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as in effect from time to time.

          "ENVIRONMENTAL RELEASE" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater.

          "EQUIPMENT" shall mean all machinery, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, parts, tools, office equipment, computers and other items of tangible personal property owned or used by the relevant Person.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA AFFILIATE" shall have the meaning set forth in Section 4.15(c).

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "EXISTING INSURANCE POLICIES" shall mean all of the insurance policies currently in effect and owned by the relevant Person.

          "EXISTING OPTIONS" shall mean any of the following relating to any capital stock or other equity interest of the relevant Person: (a) options or warrants (whether vested or not) to purchase from such Person or other rights, agreements, arrangements or commitments of any character to which such relevant Person is a party relating to the issued or unissued capital stock or other equity or phantom equity interests of such relevant Person to grant, issue or sell any shares of the capital stock or other equity or phantom equity interests of such relevant Person, by sale, lease, license or otherwise; (b) rights convertible or exchangeable into or rights to subscribe for or purchase from such Person any shares of the capital stock or other equity or phantom equity interests of such relevant Person; (c) contracts to which such relevant Person is a party with respect to any right to purchase, put or call for any shares of the capital stock or other equity or phantom equity interests of such relevant Person; or (d) stock appreciation rights, limited stock appreciation rights, performance shares or restricted stock of such relevant Person to which such Person is a party or by which such Person is bound.

          "EXISTING PERMITS" shall mean those permits, licenses, accreditations, certificates, approvals, qualifications, authorizations, and registrations required by Law which the relevant Person has or holds.

          "FAMILY" shall have the meaning set forth in Section 4.28.

          "GAAP" shall mean United States generally accepted accounting principles consistently applied.

          "GOVERNMENTAL ENTITY" shall mean any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission.

          "HAZARDOUS MATERIALS" shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above regulated levels and radon gas; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any governmental authority.

          "HIPAA" shall have the meaning set forth in Section 4.15(e).

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "IBCA" shall mean the Illinois Business Corporation Act of 1983, as amended.

          "INCENTIVE PLAN" shall have the meaning set forth in Section 4.2(a).

          "INDEMNIFIED LIABILITIES" shall have the meaning set forth in Section 6.12(b).

          "INDEMNIFIED PARTY(IES)" shall have the meaning set forth in Section 6.12(b).

          "INTANGIBLE ASSETS" shall mean (a) any invention (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trade names, trade dress, logos, slogans, corporate names, trademarks, and service marks and all registration applications, registrations and renewals in connection therewith, and all goodwill associated therewith; (c) all copyrightable works and copyrights and all registration applications, registrations, and renewals in connection therewith and all derivations and combinations thereof; (d) proprietary software (including data and related documentation); (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all curricula, course materials, instructional video tapes, tape recordings and visual aids; and (g) all copies and tangible embodiments of the foregoing (in whatever form or medium).

          "KNOWLEDGE" shall mean the actual knowledge after reasonable inquiry of the officers listed in Exhibit 1-A with respect to the Company and the officers listed on Exhibit 1-B with respect to Parent.

          "LAW" shall mean any foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law, other than any Environmental Laws.

          "LEASES" shall have the meaning set forth in Section 4.9(b).

          "LEEDS WARRANT" shall have the meaning set forth in Section 4.2(a).

          "LIEN" shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, lease, title defect or imperfection or any other form of security interest, whether imposed by Law or by contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

          "LITIGATION" shall have the meaning set forth in Section 4.13.

          "MATERIAL ADVERSE EFFECT" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect the results of operations, financial condition, assets, liabilities or business of Parent or the Company, in each case including its respective Subsidiaries together with it taken as a whole, as the case may be.

          "MATERIAL CONTRACT" shall have the meaning set forth in Section
4.11(a).

          "MERGER CONSIDERATION" shall have the meaning set forth in Section 3.1(b).

          "NOTICE OF SUPERIOR PROPOSAL" shall have the meaning set forth in
Section 6.8(b).

          "OWNED REAL ESTATE" shall have the meaning set forth in Section
4.9(a).

          "PARTY" shall mean each of Parent, Merger Sub and the Company.

          "PAYING AGENT" shall have the meaning set forth in Section 3.3(a).

          "PAYMENT FUND" shall have the meaning set forth in Section 3.3(b).

          "PERMITS" shall have the meaning set forth in Section 4.18(a).

          "PERMITTED LIENS" shall have the meaning set forth in Section 4.8.

          "PERSON" shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership or any other legal entity.

          "PPPAs" shall have the meaning set forth in Section 6.7(b)(1).

          "POLICY GUIDELINES" shall have the meaning set forth in Section
4.18(g).

          "PROXY STATEMENT" shall have the meaning set forth in Section 4.21.

          "RELATED PERSONS" shall have the meaning set forth in Section 4.28.

          "RENTAL REAL ESTATE" shall have the meaning set forth in Section
4.9(b).

          "RETURNS" shall have the meaning set forth in Section 4.14(a).

          "SCHOOL" shall mean any school regulated as such by the DOE or other Governmental Entity or Accrediting Body and owned or operated by the Company or any of its Subsidiaries.

          "SEC" shall mean the Securities and Exchange Commission.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "SELLER" shall mean Michael C. Markovitz, Ph.D.

          "SPA CLOSING" shall have the meaning set forth in Section 4.2(b).

          "STOCK PURCHASE AGREEMENT" shall mean that certain Stock Purchase Agreement, dated the date hereof, by and between Parent and Seller.

          "STOCKHOLDERS" shall mean all Persons owning any shares of Company Common Stock.

          "STUDENT FINANCIAL ASSISTANCE PROGRAMS" shall mean those programs created by the Higher Education Act of 1965, as amended, and administered by the United States Department of Education, as well as any state student assistance programs or other government-sponsored student assistance programs.

          "SUBSIDIARY" shall mean any entity, a majority of the outstanding equity of which (or any class or classes, however designated, having ordinary voting power for the election of members of the board of directors of such entity) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

          "SUBSTANTIAL CONTROL" shall have the meaning set forth in Section 4.18(k).

          "SUPERIOR PROPOSAL" shall have the meaning set forth in Section
6.8(b).

          "SURVIVING CORPORATION" shall have the meaning set forth in Section
2.1.

          "TAKEOVER LAWS" shall have the meaning set forth in Section 4.31.

          "TAX" or "TAXES" shall mean any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

          "TAX AGREEMENT" shall mean any agreement to which any Party or any Subsidiary of any Party is a party under which such Party or such Subsidiary could reasonably be expected to be liable to another Person under such agreement in respect of Taxes payable by such other Person to any taxing authority or other Person.

          "THIRD PARTY" shall have the meaning set forth in Section 6.8(b).

          "TITLE IV " shall mean Subchapter IV of the Higher Education Act of 1965, as amended, 20 U.S.C.A. (s)1070 et seq. and any amendments or successor statutes thereto.

          "TITLE IV PROGRAM" shall mean any program of student financial assistance administered pursuant to Title IV.


                                   ARTICLE 2

                                  THE MERGER

          2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the IBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall (a) be the surviving corporation in the Merger (in such capacity, the "Surviving Corporation"), (b) succeed to and assume all the rights and obligations of Merger Sub in accordance with the IBCA and (c) continue its corporate existence under the laws of the State of Illinois. The Merger shall be pursuant to the provisions of, and shall be with the effect provided in the IBCA. In accordance with the IBCA, all of the rights, privileges, property, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          2.2 EFFECTIVE TIME; FILING OF CERTIFICATE OF MERGER. As soon as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a properly executed Certificate of Merger or other appropriate documents with the Secretary of State of the State of Illinois in accordance with the provisions of IBCA. The Merger shall become effective at the time of such filing of the Certificate of Merger with the Secretary of State of the State of Illinois or at such later date or time as Merger Sub and the Company shall agree and specify in the Certificate of Merger (the "Effective Time").

          2.3 NAME; CERTIFICATE OF INCORPORATION. The Name of the Surviving Corporation will be the Company's Name. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time, until thereafter amended in accordance with its terms and the IBCA.

          2.4 BYLAWS. At the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and IBCA.

          2.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors and the officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until his or her death, resignation or removal or a successor is duly elected or appointed and qualified.

          2.6 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each such Constituent Corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either Constituent Corporation to take any and all such action.

          2.7 TIME AND PLACE OF CLOSING. The closing of the Merger (the "Closing") shall take place (a) at the offices of Kirkpatrick & Lockhart LLP, Henry W. Oliver Building, 535 Smithfield Street, Pittsburgh, PA 15222 on the second (2/nd/) business day following the satisfaction or waiver of all conditions set forth herein to the obligations of the Parties to consummate the transactions contemplated hereby (other than actions to be taken at the Closing itself) or (b) at such other place, at such other time or on such other date as the parties may mutually agree (the date of the Closing is hereinafter sometimes referred to as the "Closing Date").


                                   ARTICLE 3

                           CONVERSION OF SECURITIES

          3.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Merger shall occur with the effects on the Company Common Stock as set forth herein.

               (a)  Conversion of Merger Sub Stock. Each issued and outstanding
                    ------------------------------
share of common stock, par value $0.01 per share, of Merger Sub immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of Class A common stock, $.01 par value per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock of Merger Sub shall, following the Merger, evidence ownership of the same number of shares of Class A common stock of the Surviving Corporation.

               (b)  Conversion Of Company Common Stock. Each share of the
                    ----------------------------------
Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1(c)) will be converted into the right to receive $12.00 in cash, without interest (the "Merger Consideration"), upon surrender of the certificate or certificates which immediately prior to the Effective Time represented such Company Common Stock. All shares of Company Common Stock, when converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive such Merger Consideration.

               (c)  Cancellation Of Parent-Owned Stock. Each share of Company
                    ----------------------------------
Common Stock owned immediately prior to the Effective Time by the Company, Merger Sub, Parent, or any direct or indirect subsidiary of Parent or the Company, including without limitation, any shares of Company Common Stock held as treasury stock of the Company or any direct or indirect subsidiary of the Company, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished without any action on the part of the holder thereof.

          3.2  DISSENTERS' RIGHTS.

               Subject to the applicable provisions of the IBCA and notwithstanding Section 3.1 of this Agreement, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Common Stock in accordance with Illinois Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such shares of the Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

          3.3  SURRENDER OF CERTIFICATES.

          (a)  Paying Agent. Mellon Investor Services or another similar
               ------------
institution selected by Parent and reasonably acceptable to the Company, shall act as the paying agent (the "Paying Agent") in the Merger.

          (b)  Parent To Provide Merger Consideration. Promptly after the
               --------------------------------------
Effective Time, Parent shall deposit immediately available funds with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock at the Effective Time for payment of the Merger Consideration in accordance with this Article 3 through the Paying Agent (the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instruction, pay the Merger Consideration out of the Payment Fund.

          (c)  Payment Procedures. Promptly after the Effective Time, the Paying
               ------------------
Agent shall cause to be mailed to each holder of record as of the Effective Time of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into a right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this
Article 3, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive Merger Consideration. From and after the date which is six (6) months following the Closing Date, any portion of the Payment Fund that remains undistributed to the holders of Certificates shall be promptly delivered to Parent upon demand, and any holder of Certificates who has not theretofore complied with this
Section 3.3 shall thereafter look only to the Surviving Corporation for delivery of the Merger Consideration, subject in all events to applicable abandoned property, escheat or similar laws.

          (d) Parent and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder or shares of Company

Common Stock such amounts as Parent or Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or Merger Sub, such withheld amounts shall be created for all purposes of this Agreement as having been paid to the holder of the shares or Company Common Stock in respect of which such deduction and withholding was made by Parent or Merger Sub.

                  (e) In the event this Agreement is terminated without the occurrence of the Effective Time, Parent shall, or shall cause the Paying Agent to, return promptly any Company Stock Certificates theretofore submitted or delivered to the Paying Agent, without charge to the Person who submitted such Company Stock Certificates.

                  (f)        Transfers Of Ownership. If any portion of the
                             ----------------------
Merger Consideration is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of the payment therefor that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or (ii) established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

                  (g)        No Liability. Notwithstanding anything to the
                             ------------
contrary in this Section 3.3, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Company Common Stock or a payee of Merger Consideration for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  3.4        TREATMENT OF OPTIONS AND WARRANTS.

                  (a) At the Effective Time, each outstanding option (each, a "Company Stock Option") to purchase shares of Company Common Stock under the Company's 1999 Stock Incentive Plan that is unvested shall become fully vested.

                  (b) At the Effective Time, each Company Stock Option that is held by a Person who is not an employee of the Company or a director of the Company or one of its Subsidiaries (each, a "Nonemployee Option") shall be converted into, and the holder of each such Nonemployee Option will be entitled to receive upon surrender of such Nonemployee Option for cancellation, (I) in the case of Nonemployee Options with an exercise price less than $12.00 per share, cash equal to (x) the excess, if any, of the Merger Consideration per share over the exercise price of such Nonemployee Option multiplied by (y) the number of shares of Company Common Stock covered by such Nonemployee Option and
(II) with respect to Nonemployee Options with an exercise price equal to $12.00 per share or greater, an amount of cash equal to the cash value of such option as determined by the Black-Scholes option valuation method using parameters reasonably agreed between Parent and the Company.

                  (c) At the Effective Time, each Company Stock Option that is held by a Person who is an employee of the Company or a director of the Company or one of its Subsidiaries (each, an "Employee Option") shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Employee Option, the number of shares of Parent common stock, par value $.01 per share ("Parent Common Stock") equal to (i) the number of shares of Company Common Stock subject to the Employee Option, multiplied by (ii) $12.00 / the closing price per share of Parent Common Stock as listed on the Nasdaq National Market on the last trading day before which the Effective Time occurs (such product rounded to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Company Common Stock which were purchasable pursuant to such Employee Option divided by (z) the number of full shares of Parent Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each Employee Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code or converted into a nonqualified stock option, at the discretion of the holder hereof. At or prior to the Effective Time, Company shall use its commercially reasonable efforts to obtain any necessary consents from optionees, with respect to the Incentive Plan to permit the replacement of the outstanding Employee Options by Parent pursuant to this Section. At the Effective Time, Parent shall assume the Incentive Plan; provided, that such assumption shall be only in respect of the Replacement Options and that Parent shall have no obligation with respect to any awards under the Incentive Plan other than the Replacement Options and shall have no obligation to make any additional grants or awards under the Incentive Plan.

                  (d) At the Effective Time, the Leeds Warrant will be treated in accordance with the provisions of the second sentence of Section 2(b) thereof.

                  (e) At all times after the Effective Time, Parent shall reserve for issuance such number of shares of Parent Common Stock as necessary so as to permit the exercise of the Replacement Options in the manner contemplated by this Agreement and the instruments pursuant to which the corresponding Company Stock Options were granted. Parent shall make all filings required under federal and state securities laws no later than the Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and Parent shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and subsequent sale of such shares.

                  (f) The Company shall take all actions reasonably necessary to ensure that the Company's Employee Stock Discount Purchase Plan shall be suspended effective November 30, 2001 and shall be terminated effective as of the first opportunity following the Effective Time.

                  3.5 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 3.

                  3.6 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in exchange for such lost, stolen or destroyed Certificates; provided, however, that Parent may, in its discretion and as a
              --------  -------
condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  3.7 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of the Company and Merger Sub to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.



                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Merger Sub on the date of this Agreement, subject only to the exceptions disclosed in writing in the disclosure letter dated as of the date hereof delivered to Parent by the Company pursuant to, and as an integral part of, this Agreement (the "Company Disclosure Letter"), which specifically identifies the Section and subsection numbers hereof to which the disclosures pertain, as follows:

                  4.1 ORGANIZATION; BUSINESS. The Company and each of its Subsidiaries is a corporation or limited liability company duly and validly organized and existing under the Laws of the jurisdiction of its incorporation or formation and is qualified to do business as a foreign corporation or company and in good standing in the jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation or company except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has the corporate power and authority to operate, own and lease its properties and carry on its business as now conducted except where the failure to have such corporate power and authority could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent true and complete copies of the charters, bylaws and articles of incorporation, each amended to the date hereof, of the Company and each of its Subsidiaries.

                  4.2        CAPITALIZATION.

                             (a) Capital Stock. The aggregate number of shares
                                 -------------
of capital stock which the Company has authority to issue is 45,000,000 consisting of 30,000,000 shares of

Company Class A Common Stock, of which 2,065,705 shares are issued, 1,583,705 shares are outstanding and 482,000 shares are held in treasury as of the date hereof, 10,000,000 shares of Company Class B Common Stock, of which 4,900,000 shares are issued and outstanding as of the date hereof and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding as of the date hereof and there will be no such shares outstanding at the Effective Time. As of the date hereof, the Company had reserved up to 750,000 shares of Company Class A Common Stock for issuance under the 1999 Stock Incentive Plan (the "Incentive Plan"), under which options are outstanding for 447,050 shares of Company Class A Common Stock (the "Company Stock Options") and the Company had reserved 200,000 shares of Company Class A Common Stock for issuance to Leeds Equity Associates, L.P. (the "Leeds Warrant"). The Company is not party to or bound by any obligation to accelerate the vesting of any Existing Option. The Company is not party to or bound by any agreements to register any of its securities, except in connection with the Leeds Warrant.

                    (b)  Conversion of Class B Common Stock. Upon the closing of
                         ----------------------------------
the transactions contemplated by Section 2.3 of the Stock Purchase Agreement (the "SPA Closing"), the 4,900,000 shares of Company Class B Common Stock owned by Seller shall be converted into 4,900,000 shares of Company Class A Common Stock. Upon the SPA Closing, there shall be no shares of Company Class B Common Stock issued and outstanding.

                    (c)  Issuance; Ownership. All of the outstanding capital
                         -------------------
stock of the Company is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights. Section 4.2(c) of the Company Disclosure Letter contains a true and complete list of the Company's Subsidiaries and the capitalization and current ownership of each such Subsidiary. Other than the Subsidiaries, the Company does not, directly or indirectly, own any equity or other ownership interest in, or any interest convertible into or exercisable or exchangeable for any interest in, any Person. All shares of Company Class A Common Stock subject to issuance pursuant to the Incentive Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Section 4.2(c) of the Company Disclosure Letter includes a list for each outstanding Company Stock Option as of the date hereof, of the following: (i) the name of the holder of such option,
(ii) the number of shares subject to such option and (iii) the exercise price of such option. Except for the Company Stock Options and the Leeds Warrant, there are no options, warrants, convertible or exchangeable securities or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of the Company or any Subsidiary and there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any Subsidiary. To the Knowledge of the Company, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

                    (d)  Voting Debt. As of the date of this Agreement, (i) no
                         -----------
bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

                    (e)  Listings. The Company Class A Common Stock is traded on
                          --------
the Nasdaq National Market. No other securities of the Company are listed or quoted for trading on any United States domestic or foreign securities exchange.

          4.3 AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by the Company of this Agreement are within the corporate power and authority of the Company and have been duly authorized by the Board of Directors of the Company. Except for (i) the approval of Stockholders as required by Law and the Company's Articles of Incorporation, and as described in Section 4.22 hereof and (ii) the filing of the Certificate of Merger and other appropriate documents as required by the IBCA and as described in Section 2.2 hereof, no other corporate proceeding or action on the part of the Company is necessary to authorize the consummation by the Company of the Merger and the other transactions contemplated hereby. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by the Company will be, when executed and delivered by the Company, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors (the "Bankruptcy Exception") and subject to general equity principles and an implied covenant of good faith and fair dealing.

          4.4 NO VIOLATION OR CONFLICT. Subject to the receipt of the clearance or expiration or termination of the waiting period described in
Section 7.1(a) and the approvals described in Section 7.1(b), the execution and delivery of this Agreement by the Company and all documents and instruments required by this Agreement to be executed and delivered by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby and by the Stock Purchase Agreement and the Company's compliance with the provisions hereof will not, (i) result in any violation of any provision of the Articles of Incorporation or Bylaws of the Company or the charter or bylaws of any of its Subsidiaries, (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any contract of the Company or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries, (iii) violate any Existing Permits of the Company or any of its Subsidiaries or the Schools or any Law applicable to the Company or any of its Subsidiaries or the Schools or their properties or assets, or (iv) violate any standard or requirement of any Accrediting Body of the Schools, other than, in the case of clauses (ii), (iii) and (iv), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, or could not reasonably be expected to affect adversely the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

          4.5 SEC REPORTS. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since March 12, 1999, under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing. There are no amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by the Company.

          4.6      BOOKS AND RECORDS; COMPANY FINANCIAL STATEMENTS.

                   (a)  Audited Company Financial Statements. The Company
                        ------------------------------------
Financial Statements which are audited comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). The Company Financial Statements fairly present in all material respects the consolidated financial position of the Company and each of its Subsidiaries as of the date set forth on each of such Company Financial Statements and the consolidated results of operations and cash flows of the Company and each of its Subsidiaries for the periods indicated on each of the Company Financial Statements.

                   (b)  Unaudited Company Financial Statements. Those
                        --------------------------------------
consolidated financial statements which are unaudited and contained in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date set forth on each of such consolidated financial statements and the consolidated results of operations and cash flows of the Company and each of its Subsidiaries for the periods indicated on each of such consolidated financial statements in accordance with GAAP applied on a consistent basis during the periods involved except that such unaudited consolidated financial statements do not contain footnote disclosure of the type associated with audited financial statements.

                   (c)  Accounting Records. The accounting books and records of
                        ------------------
the Company and each of its Subsidiaries: (i) are current in a manner consistent with past practice; and (ii) have properly recorded therein all the properties, assets and liabilities of the Company and each of its Subsidiaries (except where the failure to so record would not violate GAAP as consistently applied by the Company and its Subsidiaries).

                   (d)  Liabilities. Except (i) for normal or ordinary recurring
                        -----------
liabilities incurred in the ordinary course of business consistent with past practice, (ii) for transaction expenses incurred in connection with this Agreement, or (iii) as are reflected in the Company's SEC Documents or the Company Disclosure Letter, since August 31, 2000, the Company has not incurred any liabilities that either (A) would be required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with GAAP as applied in preparing the August 31, 2000 balance sheet included in the Company Financial Statements, or (B) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          4.7 ABSENCE OF CERTAIN CHANGES. Since August 31, 2000, the Company and each of its Subsidiaries have conducted their business in a manner consistent with past practice and there has not been any:

                   (a) Material Adverse Effect experienced by the Company or any of its Subsidiaries;

                   (b) material transactions by the Company or any of its Subsidiaries outside the ordinary course of business, except for the transactions contemplated by this Agreement;

                   (c) declaration or payment of any dividend or any distribution in respect of the capital stock of the Company or any of its Subsidiaries (other than dividends paid by a Subsidiary solely to the Company or to another Subsidiary that was at the time of such payment 100% owned by the Company) or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company or any of its Subsidiaries;

                   (d) payments or distributions, other than normal salaries, to any Stockholders, or any transactions not in the ordinary course of business with any such person;

                   (e) sale, lease, transfer or assignment of material assets, tangible or intangible, of the Company or any of its Subsidiaries other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusable property;

                   (f) capital expenditure (or series of related capital expenditures) by the Company or any of its Subsidiaries involving more than $50,000 (unless such expenditure is identified in the current business plan of the Company or any of its Subsidiaries provided to Parent);

                   (g) material damage, destruction, or loss (whether or not covered by insurance) from fire or other casualty to the tangible property of the Company or any of its Subsidiaries;

                   (h) material increase in the base salary of any officer or employee of the Company or any of its Subsidiaries, or adoption, amendment, modification or termination of any bonus, profit-sharing, incentive, severance, or other similar plan for the benefit of any of directors, officers or employees of the Company or any of its Subsidiaries;

                   (i) change by the Company or any of its Subsidiaries in accounting methods, principles or practices other than as required by GAAP or reflected in the Company SEC Reports;

                   (j) material revaluation by the Company or any of its Subsidiaries of any of their assets, including, without limitation, writing down the value of deferred tax assets or writing off notes or accounts receivable required by GAAP or reflected in the Company SEC Reports;

                   (k) labor dispute or charge of unfair labor practice or any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any of its Subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union, except such as could not reasonably be expected to have a Material Adverse Effect on the Company;

                   (l) action or event that would have required the consent of Parent pursuant to Section 6.1 had such action or event occurred after the date of this Agreement; or

                   (m) any binding commitment relating to any of the foregoing entered into by the Company or any of its Subsidiaries.

        4.8        TITLE TO ASSETS. Each of the Company and its
Subsidiaries has valid title to its tangible assets necessary for the conduct of its business, free and clear of any and all Liens, except (i) as reflected on the Company balance sheet dated May 31, 2001 included in the Company Financial Statements, (ii) Liens for Taxes not yet due and payable and (iii) Liens and encumbrances set forth in Section 4.8 of the Company Disclosure Letter (collectively, "Permitted Liens") except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

        4.9        REAL ESTATE. (a) Owned Real Estate. Section 4.9(a)
                                    -----------------
of the Company Disclosure Letter lists all real property that is owned by the Company or any of its Subsidiaries in connection with their business (the "Owned Real Estate") and evidence of such ownership shall have been delivered or made available to the Parent. Except as otherwise specifically set forth in Section 4.9(a) of the Company Disclosure Letter, (i) the Company has received no written, or to the Company's Knowledge, oral notice that any building, improvements and other property on the Owned Real Estate (A) has not received any approval of any governmental authority (including certificates of occupancy, permits and licenses) required in connection with the operation thereof, (B) has not been operated and maintained in accordance with all applicable legal requirements or (C) is in violation of any applicable zoning, building code or subdivision ordinance, regulations, order or law or restrictions or covenants of record; (ii) all buildings, improvements and other property thereon are supplied with utilities and other services necessary for the operation of the Owned Real Estate (including gas, electricity, water, telephone, sanitary and storm sewers and access to public roads); (iii) there are no other leases, subleases, licenses, concessions, or other agreements to which the Company or any of its Subsidiaries is a party, whether written or oral, granting to any Person the right of use or occupancy of any portion of the Owned Real Estate; and (iv) no Person (other than the Company or any of its Subsidiaries) shares in the ownership of the Owned Real Estate.

                   Except as set forth in the Company Disclosure Letter, the Company has good and valid title to all of the Owned Real Estate, free and clear of any liens, claims, charges or other encumbrances.

                   No written, or to the Company's Knowledge, oral claim of ownership, right of adverse possession or other claim of ownership or possession by any third party has been made or, to the Company's Knowledge, threatened with respect to the Owned Real Property.

                   (b) Rental Real Estate. Section 4.9(b) of the Company
                       ------------------
Disclosure Letter lists all real property that is leased to, used or occupied by the Company or any of its Subsidiaries in connection with their business but not owned by the Company or any of its Subsidiaries (the "Rental Real Estate") and the leases, subleases and agreements pertaining to such Rental Real Estate (the "Leases"), correct and complete copies of which have been delivered or made available to the Parent. Except as otherwise specifically set forth in Section 4.9(b) of the Company Disclosure Letter, (i) assuming that the Leases have been duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations thereunder, the Leases are legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy Exception; (ii) the Company has received no written, or to the Company's Knowledge, oral notice that any building, improvements and other property on the Rental Real Estate (A) has not received any approval of any governmental authority (including certificates of occupancy, permits and licenses) required in connection with the operation thereof, (B) has not been operated and maintained in accordance with all applicable legal requirements or (C) is in violation of any applicable zoning, building code or subdivision ordinance, regulations, order or law or restrictions or covenants of record; (iii) all buildings, improvements and other property thereon are supplied with utilities and other services necessary for the operation of the Rental Real Estate (including gas, electricity, water, telephone, sanitary and storm sewers and access to public roads); and (iv) there are no other leases, subleases, licenses, concessions, or other agreements to which the Company or any of its Subsidiaries is a party, whether written or oral, granting to any Person the right of use or occupancy of any portion of the Rental Real Estate; and (v) no Person (other than the Company or any of its Subsidiaries) is in possession of the Rental Real Estate.

                   There are no written, or to the Company's Knowledge, oral notices or other claims of material default which have been asserted against the Company by any lessor and there exists no termination event or material condition or material uncured default on the part of the Company or the lessor under any Lease, and, to the Company's Knowledge, no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute such a termination event or material default.

                   (c) Improvements. The buildings, structures and improvements
                       ------------
situated on the Rental Real Estate and Owned Real Estate and appurtenances thereto, occupied or used by the Company or any of its Subsidiaries are in good condition (subject to normal wear and tear), and are adequate to conduct the business as presently conducted. The Company and, to the Knowledge of the Company, the owners of the Rental Real Estate or, if applicable, property managers of the Owned Real Estate, has no knowledge, and has received no written, or to the Company's Knowledge, oral notice of any condemnation, requisition or taking of the Rental Real Estate and Owned Real Estate that could adversely affect the Company or any of its Subsidiaries. To the Company's Knowledge, there are no public improvements pending or threatened which may result in material special assessments against or otherwise materially affect the Rental Real Estate and Owned Real Estate.

                   (d) Zoning. To the Company's Knowledge, the Rental Real
                       ------
Estate and Owned Real Estate is in material compliance with, includes all rights necessary to assure compliance with, and all buildings, structures, other improvements and fixtures on such Rental Real Estate or Owned Real Estate and the operations of the Company or any of its Subsidiaries in or about any Rental Real Estate or Owned Real Estate therein conducted conforms in all material respects to all applicable health, fire, safety, and zoning and building rules. The Company or any of its Subsidiaries have all easements and related rights necessary or appropriate to conduct their operations as they are currently being conducted.

                  (e) Use. To the Company's Knowledge, there are no facts or
                      ---
conditions affecting the Rental Real Estate or the Owned Real Estate which would interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied and operated by the Company.


         4.10     INTANGIBLE ASSETS.

         Except as set forth in Section 4.10 of the Company Disclosure Letter:

                  (a) there are no claims, demands or proceedings instituted, pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened by any Person contesting or challenging the right of the Company or any of its Subsidiaries to use any of their Intangible Assets and no Person is infringing or otherwise violating the Intangible Assets of the Company or any of its Subsidiaries except such as could not reasonably be expected to have a Material Adverse Effect;

                  (b) each trademark registration, service mark registration, copyright registration and patent which is owned by the Company or any of its Subsidiaries has been maintained in good standing and, with respect to those licensed to the Company or any of its Subsidiaries has to the Knowledge of the Company been maintained in good standing except such as could not reasonably be expected to have a Material Adverse Effect;

                  (c) there are no Intangible Assets owned by a Person which, to the Company's Knowledge, the Company or any of its Subsidiaries are using without license to do so except such as could not reasonably be expected to have a Material Adverse Effect;

                  (d) the Company and each of its Subsidiaries own or possess adequate licenses or other rights to use all Intangible Assets necessary to conduct its business as now conducted;

                  (e) neither the Company nor any of its Subsidiaries has received any written, or to the Company's Knowledge, oral notice claiming that it has infringed or otherwise violated any Intangible Assets of any third parties; and

                  (f) to the Company's Knowledge, the consummation of the Merger and the other transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of the Company or any of its Subsidiaries to use its Intangible Assets.

     4.11     CONTRACT MATTERS.

              (a) Agreements, Contracts and Commitments. Except as set forth in
                  -------------------------------------
the Exhibits to the Company SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, nor are their assets bound by, any Material Contract. For purposes of this Agreement, "Material Contract" means:

                  (i)     any collective bargaining agreement;

                  (ii) any employment or consulting agreement, contract or binding commitment providing for compensation or payments in excess of $75,000 in any year not terminable by the Company or any of its Subsidiaries on thirty
(30) days notice without liability, except to the extent general principles of wrongful termination or other employment law may limit the Company's or Subsidiary's ability to terminate employees at will;

                  (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or the right to benefits will be created, by the occurrence of the Merger or any of the transactions contemplated by this Agreement;

                  (iv) any agreement of indemnification or guaranty not entered into in the ordinary course of business with any party providing for indemnification which would reasonably be expected to exceed $50,000 and any agreement of indemnification or guaranty between the Company or any of its Subsidiaries and any of their officers or directors, irrespective of the amount of such agreement or guaranty;

                  (v) any agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any person, or sell any product, or which, following the consummation of the Merger, would so limit Parent or the Surviving Corporation;

                  (vi) any agreement, contract or binding commitment relating to the disposition or acquisition of material assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

                  (vii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit (other than extensions of credit in the ordinary course of business from vendors);

                  (viii)  any Leases;

                  (ix) any other agreement, contract or binding commitment which involves payment by the Company or any of its Subsidiaries of $100,000 or more in any twelve (12) month period or $500,000 in the aggregate and which is not terminable on 30 days notice;

                  (x)    any agreements to register the Company's securities; or

                  (xi) any other agreement, contract or binding commitment which is material to the Company or the operation of its business or which is outside the ordinary course of business.

The numerical thresholds set forth in this Section 4.11(a) shall not be deemed in any respects to define materiality for other purposes of this Agreement. The Company has provided or made available to Parent true and complete copies of all Material Contracts as amended to date.

             (b)  Performance of Contracts. Each of the Material Contracts of
                  ------------------------
the Company or any of its Subsidiaries is in full force and effect and constitutes the legal and binding obligation of the Company or any of its Subsidiaries, assuming the Material Contracts are the legal and binding obligations of the other parties thereto and subject to the Bankruptcy Exception, principles of equity and good faith dealing. There are no existing breaches or defaults by the Company or any of its Subsidiaries under any such Material Contract the effect of which could reasonably be expected to constitute a Material Adverse Effect on the Company, and no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default.

      4.12 INSURANCE. Section 4.12 of the Company Disclosure Letter lists all of the Existing Insurance Policies of the Company and its Subsidiaries and all outstanding claims against such Existing Insurance Policies. All such Existing Insurance Policies are currently in effect, and neither the Company nor any of its Subsidiaries has received notice of cancellation or termination of, or material premium increase with respect to, any such Existing Insurance Policy in effect on the date hereof or within the past three years. The Company and its Subsidiaries maintain in full force and effect insurance on their assets and their business and operations against loss or damage, risks, hazards, and liabilities of any kind on and in the amounts customarily insured against by corporations engaged in the same or similar businesses. Within five (5) years prior to the date hereof, the Company and each of its Subsidiaries have not been denied insurance, or been offered insurance only at a commercially prohibitive premium.

      4.13 LITIGATION Except as set forth in Section 4.13 of the Company Disclosure Letter:

             (a) there are no actions, suits, claims, litigation, or proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

             (b) there are no such actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries which question the legality or validity of the Merger and the other transactions contemplated by this Agreement or the Stock Purchase Agreement;

             (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity or Accrediting Body against the Company, its Subsidiaries or Schools that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

             (d) the Company and each of its Subsidiaries have not commenced litigation against any third party.

     4.14    TAXES.

             (a) The Company and each of its Subsidiaries has timely filed all federal, state, local and foreign returns, information statements and reports relating to Taxes ("Returns") required by applicable Tax Law to be filed by the Company and any of its Subsidiaries (taking into account any extensions) and such Returns are complete and correct in all material respects, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes owed by the Company or any of its Subsidiaries to a taxing authority, or for which the Company or any of its Subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Tax Agreement have been paid and, as of the Effective Time, will have been paid, except for any such failures to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made accruals for Taxes on the Company Financial Statements which are adequate to cover any Tax liability of the Company and any of its Subsidiaries, including any deferred tax liability, determined in accordance with GAAP through the date of the Company Financial Statements. To the Knowledge of the Company, no issue has been raised in any prior tax audit of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected, upon a future tax audit of the Company or any of its Subsidiaries to result in a proposed deficiency for any period and which deficiency could reasonably be expected to have a Material Adverse Effect on the Company.

             (b) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and any of its Subsidiaries have withheld and paid with respect to its employees all foreign, federal and state income taxes, FICA and other Taxes required to be withheld and paid.

             (c) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any foreign, federal or state Tax.

             (d) To the Knowledge of the Company, no foreign, federal or state Tax audit or other examination of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such foreign, federal or state Tax audit or other examination which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

               (e) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

               (f) Neither the Company nor any of its Subsidiaries is a party to
(i) any agreement with a party other than the Company or any of its Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any Subsidiary or (ii) any Tax Agreement other than any Tax Agreement described in clause (iii).

               (g) Except for the group of which the Company and each of its Subsidiaries are now presently members, neither the Company nor any of its Subsidiaries have ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

               (h) Neither the Company nor any of its Subsidiaries have agreed to make nor are they required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which have not yet been taken into account.

               (i) The Company or any of its Subsidiaries are not, and have not during the applicable period specified in Section 897(c)(1)(A)(ii) been, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

               (j) The Company or any of its Subsidiaries have not made any payments, are not obligated to make any payments and are not parties to any agreement that could obligate them to make any payments, that will not be deductible under Section 280G or Section 162(m) of the Code or similar foreign law applicable to the operation of the Company's or any of its Subsidiaries business.

     4.15      EMPLOYEE BENEFITS.

               (a) Section 4.15(a) of the Company Disclosure Letter contains a list of each Company Benefit Plan (as hereinafter defined). With respect to each Company Benefit Plan, the Company has delivered or made available to Parent prior to the date hereof, a true and correct copy of (i) such Company Benefit Plan and all amendments thereto, (ii) each trust agreement, insurance contract or administration agreement relating to such Company Benefit Plan, (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (iv) the most recent annual report (Form
5500), if any, filed with the IRS, (v) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under section 401(a) of the Code, (vi) any request for a determination currently pending before the IRS, (vii) any stock option agreement entered into by the Company with any other Person, and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each Company Benefit Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. At no time has the Company or any of its ERISA Affiliates (as hereinafter defined) been required to contribute to, or otherwise had any liability with respect to, a plan subject to Title IV of ERISA or a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). All IRS Forms 5500 with respect to the Company Benefit Plans have been (and for 2000 and 2001, will be) timely filed.

          (b) There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Company Benefit Plan. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code or breach of fiduciary duty described in Title I of ERISA has occurred which could reasonably be expected to result in material liability to the Company or any of its Subsidiaries. All Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, and there is no reason why to the Knowledge of the Company any Company Benefit Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title I of ERISA, as disclosed in the Company Disclosure Letter.

          (c) As used herein, (i) "Company Benefit Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established, maintained or contributed to by the Company, any of its Subsidiaries or any of its ERISA Affiliates or as to which the Company, any of its Subsidiaries or any of its ERISA Affiliates or otherwise may have any liability (whether written or oral) and (ii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is or within the last six years was under common control or would be or have been considered a single employer with such person pursuant to
Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations thereunder.

          (d) Section 4.15(d) of the Company Disclosure Letter contains a list of all (i) severance and employment agreements with officers and employees of the Company and any of its Subsidiaries and each ERISA Affiliate, (ii) severance plans, programs and policies of the Company and any of its Subsidiaries with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and any of its Subsidiaries with or relating to its employees which contain change of control or similar provisions. The Company has delivered or made available to Parent a true and complete copy of each of the foregoing.

          (e) The Company has complied with all of its obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), and will not incur any liability in connection with benefit continuation rights under COBRA with respect to its employees or former employees or any other employees except such as could not reasonably be expected to have a Material Adverse Effect. No Plan is funded through a "welfare benefit fund" as described in Section 419(e) of the Code.

          4.16 ENVIRONMENTAL PROTECTION. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries: (i) are in compliance with all applicable Environmental Laws; (ii) have not received any written, or to the Company's Knowledge, oral notice from a Governmental Entity or third party that alleges that the Schools, Company, any of its Subsidiaries or any current or former Affiliate of the Company is not in compliance with applicable Environmental Laws; (iii) have not owned or operated, any property (including, without limitation the Schools) that is contaminated with any Hazardous Material which may be expected to require remediation under any Environmental Law; (iv) are not subject to liability for any off-site disposal or contamination; and (v) are not subject to any other circumstances in connection with any Environmental Law that could reasonably be expected to result in any claims, liabilities, costs or restrictions on the business or the ownership, use or transfer of any property.

          4.17     LABOR MATTERS.

                   (a) Employment Claims. There are no pending or, to the
                       -----------------
Knowledge of the Company, threatened material claims against the Company or any of its Subsidiaries (whether under Law, under any employee agreement or otherwise) by any present or former employee of the Company or any of its Subsidiaries on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent Company Financial Statements.

                   (b) Labor Disputes. (i) There are no material pending and
                       --------------
unresolved claims by any Person against the Company or any of its Subsidiaries arising out of any statute, ordinance or regulation relating to unfair labor practices, discrimination, employees or employee practices or occupational or safety and health standards; (ii) there is no pending, nor has the Company or any of its Subsidiaries experienced any, material labor dispute, strike or organized work stoppage; and (iii) to the Knowledge of the Company, there is no threatened labor dispute, strike organized or work stoppage against the Company or any of its Subsidiaries.

                   (c) Union Matters. (i) None of the employees of the Company
                       -------------
or any of its Subsidiaries are represented by any labor union; (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement; (iii) to the Knowledge of the Company, no union organizing activities are in process or have been proposed or threatened involving any employees of the Company or any of its Subsidiaries; and (iv) no petitions have been filed or, to the Knowledge of the Company, have been threatened or proposed to be filed, for union organization or representation of employees of the Company or any of its Subsidiaries not presently organized.

          4.18     COMPLIANCE WITH LAW; EDUCATION DEPARTMENT COMPLIANCE.

                   (a) Permits; Compliance with Law. All licenses, permits,
                       ----------------------------
clearances, consents, certificates and other evidences of authority of the Company or any of its Subsidiaries which are necessary to the conduct of the business of the Company and the Schools ("Permits") are in full force and effect and the Company or any of its Subsidiaries are not in violation of any Permit other than violations that could not reasonably be expected to not have a Material Adverse Effect. Each School is duly licensed by all applicable federal, state and local authorities having jurisdiction over the operation of each of the Schools (collectively, the "Education Departments"). The Company and each of its Subsidiaries have operated the Schools in conformity in all material respects with all applicable federal, state and local laws and regulations, including but not limited to those laws and regulations pertaining to: (i) federal or state financial aid programs, and (ii) immigration and non-United States citizens. There has been no actual violation of any such laws or regulations by the Company or any of its Subsidiaries or the Schools which could constitute a crime. All returns, reports and statements required to be filed by the Company or any of its Subsidiaries with the Education Departments relating to the Schools have been filed and complied with and are true, complete and correct in all material respects as filed. Without limiting the generality of the foregoing, (i) the Company and each of its Subsidiaries are in compliance in all material respects with requirements and regulations of the Department of Education governing an institution's eligibility and participation in and administration of the Title IV, HEA and any other student financial assistance programs, (ii) the Company and each of its Subsidiaries have been in compliance in all material respects with Department of Education requirements and regulations, (iii) there has been no failure to comply which would have an impact on the Schools' eligibility for Title IV aid or affect the eligibility or amount of eligibility of Title IV aid programs for any educational program offered by the Schools and (iv) there has been no violation by the Company of
(A) the Department of Education factors of financial responsibility (34 C.F.R.
(S)(S).(S)(S). 668.15, 668.171 and 668.172) or (B) the institutional administrative standards set forth in 34 C.F.R. (S)(S). 668.16. Neither the Company nor any of its Subsidiaries have any knowledge of any pending or threatened program review or survey or any audit outside of the ordinary course of business with respect to any federal or state student financial aid program.

                   (b) Cohort Default Rate. The Company has provided or made
                       -------------------
available to the Parent true and correct copies of the Schools' Official Cohort Default Rate ("OCDR"), as issued by the Department of Education, for the fiscal years 1995 through 1998, and each Schools Pre-Publication Cohort Default Rate, as issued by the Department of Education for fiscal year 1999, when available.

                   (c) Compliance with Definition of Proprietary Institution of
                       --------------------------------------------------------
Higher Education. The Schools are duly qualified as and in compliance with the
----------------
Department of Education definition of "proprietary institution of higher education."

                   (d) Institutional Refunds. Except as set forth in Section
                       ---------------------
4.18(d) of the Company Disclosure Letter, (i) the Company and each of its Subsidiaries are in compliance in all material respects with state, accrediting commission and Department of Education requirements and regulations relating to
(A) fair and equitable refund policy, and (B) the calculation and timely repayment of federal and nonfederal funds and (ii) any and all refunds required thereunder have been timely paid by the Schools and the Company or any of its Subsidiaries, except such as would not have a Material Adverse Effect on the Company.

               (e) Accreditation and Licensing. Except as set forth in Section
                   ---------------------------
4.18 (e) of the Company Disclosure Letter, the Schools are duly accredited by, and in good standing with, their respective applicable Accrediting Bodies and are licensed to operate by the states in which they operate; and, in each case, the Schools have not received written notice of, and have no knowledge of, any facts or circumstances which would materially interfere with or jeopardize such license or accreditation.

               (f) Title IV Program Funds. From September 1, 2000 to the date
                   ----------------------
hereof, and for each of the years ended August 31, 1999 and August 31, 2000, each School has not derived more than ninety percent (90%) of its revenues from Title IV funds as determined in accordance with 34 C.F.R. (S) 600.5(d), and for each of the preceding three fiscal years the School has not derived more than eighty-five percent (85%) of its revenues from Title IV funds.

               (g) Recruitment; Admissions Procedures; Attendance; Reports. The
                   -------------------------------------------------------
Company has delivered or made available to Parent copies of all policy manuals and other statements of procedures or instruction relating to (i) recruitment of students for the Schools, including procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; (ii) admissions procedures, including any descriptions of procedures for ensuring compliance with federal, state or accrediting body requirements applicable to such procedures; and (iii) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion (collectively, the "Policy Guidelines").

               (h) Policy Guidelines. The operations of the Company or any of
                   -----------------
its Subsidiaries and the Schools have been conducted in accordance with the Policy Guidelines and all relevant standards imposed by applicable accrediting bodies, and other agencies administering state or federal governmental financial assistance programs in which the Company or any of its Subsidiaries or the Schools participates, and other applicable legal requirements, except for which could not reasonably result in a Material Adverse Effect on the Company, any of its Subsidiaries or the Schools.

               (i) Reports and Audits. The Company and each of its Subsidiaries
                   ------------------
have submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the Company, any of its Subsidiaries and the Schools to all agencies or other entities with which such filings are required relating to its compliance with (i) applicable accreditation standards, (ii) legal requirements governing programs pursuant to which each of the Schools or their students receive student financial assistance funding, and (iii) all articulation agreements between the Schools and degree granting colleges and universities in effect as of the date hereof, except where failure to submit such reports, audits and other information would not have a Material Adverse Effect on the Company, any of its Subsidiaries or the Schools.

               (j) Financial Aid Disbursements. Except as set forth in Section
                   ---------------------------
4.18(j) of the Company Disclosure Letter, all student financial aid grants and loans, disbursements and record keeping relating thereto have been completed in all material respects in compliance with all federal and state requirements, and there are no material deficiencies in respect thereto; and no students at the Schools have been funded prior to the date for which such student was eligible for such funding or in any amount other than an amount such student was eligible to receive, and such student records conform in form and substance to all relevant regulatory requirements, except for such as would not have a Material Adverse Effect on the Company.

                  (k)      Status of Investors and Borrowers.
                           ---------------------------------

                                   (1) To the Company's Knowledge, since July 1,
1994, neither the Company, or any person or entity that exercises Substantial Control over the Company, any of its Subsidiaries or the Schools (the term "Substantial Control" being defined in 34 C.F.R. 668.15(f)(2), or member of such person's family (as the term "family" is defined in 34 C.F.R. 668.15(f)(3)), alone or together, (i) exercises or exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. 668.2) that owes a liability for a violation of a Title IV, HEA program requirement, or
(ii) owes a liability for a Title IV, HEA program violation.

                                   (2) To the Company's Knowledge, since July 1,
1994, neither the Company, or any person or entity that exercises Substantial Control over the Company, any of its Subsidiaries or the Schools have filed for relief in bankruptcy or has had entered against it an order for relief in bankruptcy.

                                   (3) To the Company's Knowledge, neither the
Company or any person or entity that exercises Substantial Control over the Company, any of its Subsidiaries or the Schools have pled guilty to, has pled nolo contendre to or has been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.

                                   (4) To the Company's Knowledge, since July 1,
1994, neither the Company, any of its Subsidiaries or Schools have employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendre or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

                  (l)      Delivery of Documents. The Company has delivered or
                           ---------------------
made available to Parent true and complete copies of all correspondence (excluding general correspondence routinely sent to or received from the DOE, state education regulatory bodies or any Accrediting Body) received from or sent by or on behalf of the Company, any of its Subsidiaries or any School to the DOE, state education regulatory bodies or any Accrediting Body to the extent such correspondence (i) was sent or received within the past five (5) years or relates to any issue which remains pending, and (ii) relates to (A) any notice that any accreditation or license is not in full force and effect or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, could reasonably be expected to constitute a breach or violation thereunder; (B) any written notice that the Company, any of its Subsidiaries or any School have violated or are violating any legal requirement, regulation, rule, standard or requirement related to the Title IV Programs, or any standard or requirement of any applicable Accrediting Body, or any legal requirement, regulation, rule, standard or requirement related to the maintaining and retaining in full force and effect any accreditations; (C) any audits, program reviews, investigations or site visits conducted by the DOE, any Accrediting Body, any guaranty agency, any other Governmental Entity or any independent auditor reviewing compliance by the Company, any of its Subsidiaries or any School with the statutory, regulatory or other requirements of the Title IV Programs; (D) any written notice of an intent to limit, suspend, terminate, revoke, cancel, not renew or condition the accreditation of the Company, any of its Subsidiaries or any School; (E) any written notice of an intent or threatened intent to condition the provision of Title IV Program funds to the Company, any of its Subsidiaries or any School or the continued operation of any of the Schools on the posting of a letter of credit or other surety in favor of the DOE or any state education regulatory body; (F) any written notice of an intent to provisionally certify the eligibility of any Schools to participate in the Title IV Programs; and (G) the placement or removal of any Schools on or from the reimbursement or cash monitoring method of payment under Title IV Programs.

                  4.19 FINANCIAL ASSISTANCE PROGRAMS. Section 4.19 of the Company Disclosure Letter lists each Student Financial Assistance Program. Each agreement between the Company, any of its Subsidiaries or any School and the DOE, any state agency or any guaranty agency relating to Financial Assistance is in full force and effect, is a valid and binding and enforceable obligation by or against the Company and the other party or parties thereto subject to the Bankruptcy Exception, equitable principles and good faith dealing and no event has occurred which constitutes or, with the giving of notice or the passage of time or both could constitute, a default or breach thereunder except such as could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or made available to the Parent true and complete copies of each contract or agreement listed.

                  4.20 TRANSACTIONS WITH AFFILIATES. Neither the Company nor any of its Subsidiaries is (or has, since March 12, 1999, been) a party to any material transactions with an Affiliate and neither the Company nor any of its Subsidiaries has any existing commitments to engage in any transaction with an Affiliate in the future.

                  4.21 PROXY STATEMENT. The proxy statement to be sent to the Stockholders in connection with the meeting of the Stockholders to consider the Merger (the "Company Stockholders' Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the

Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly supplement the Proxy Statement and send such supplement to the Stockholders and Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.

          4.22 VOTE REQUIRED. Assuming the SPA Closing has occurred, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the Company Class A Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and this Agreement.

          4.23 BOARD APPROVAL. The Board of Directors of the Company has, on or prior to the date hereof, unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and has determined to recommend to the Stockholders that they approve the Merger.

          4.24 FAIRNESS OPINION. The Board of Directors of the Company has received a written opinion from J.P. Morgan, dated no later than the date hereof, to the effect that the Merger Consideration is (as of the date of such letter and subject to the matters stated therein) fair to the Stockholders from a financial point of view and has delivered to Parent a copy of such opinion.

          4.25 CHANGE OF CONTROL PAYMENTS. Except as set forth in the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger and other transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries, under any Company Benefit Plan or otherwise,
(b) materially increase any benefits otherwise payable under any Company Benefit Plan, (c) result in the acceleration of the time of payment or vesting of any such benefits, (d) create a right to receive payments upon a subsequent termination of employment, (e) result in the acceleration of the time of payment of any of the Company's accounts payable or (f) result in a "change in control" under, require the consent from or the giving of notice to a third party pursuant to, or accelerate the rights under, any contract to which the Company or any of its Subsidiaries is a party.

          4.26 GOVERNMENTAL APPROVALS. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any Governmental Entity or Accrediting Body is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for: (a) the approvals or filings in connection with
(1) the HSR Act as described in Section 7.1(a), (2) the Exchange Act including, without limitation, filing of the Proxy Statement with the SEC, (3) the securities and blue sky laws of various states, (4) the rules and regulations of the Nasdaq National Stock Market, (5) the rules and regulations of the DOE and
(6) the rules and regulations
of the Governmental Entities and Accrediting Bodies listed on Annex A to this Agreement; (b) the filing of the Certificate of Merger as described in this Agreement; and (c) such permissions, approvals, determinations, consents, waivers, declarations, filings, or registrations that, if not obtained could reasonably be expected to impair the Company's ability to consummate the Merger and the other transactions contemplated hereby.

          4.27 ACCREDITATION AND STATE LICENSURE/APPROVAL. There exists no fact or circumstance attributable to the Company, any of its Subsidiaries or any of the Schools which could reasonably be expected to have a material adverse impact on Parent's ability to obtain any authorization, consent or similar approval from the DOE or any other Governmental Entity or Accrediting Body whose authorization, consent or similar approval is contemplated in connection with this Agreement, including, without limitation, any authorization, consent or similar approval which must be obtained following the Closing from the DOE or any states in order to continue the operations of the Schools as presently conducted.

          4.28  RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in
Section 4.28 of the Company Disclosure Letter, there are no undischarged contracts, agreements or other material transactions between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any of its Subsidiaries or any of their respective Related Persons (as defined below), on the other hand, and no director or executive officer of the Company or any of its Subsidiaries or any of their respective Related Persons have any interest in any of the assets of the Company, other than as a Stockholder or employee. For purposes hereof, the term "Related Persons" shall mean: (a) each other member of such individual's Family and (b) any person or entity that is directly or indirectly controlled by any one or more members of such individual's Family. For purposes of this definition, the "Family" of an individual includes (1) such individual, (2) the individual's spouse, siblings, or ancestors, (3) any lineal descendant of such individual, or their siblings, or ancestors, or (4) a trust for the benefit of the foregoing.

          4.29 BROKERS' AND FINDERS' FEES. Except for fees to be paid to J.P. Morgan pursuant to the agreement referenced in the next sentence, neither the Company nor any Subsidiary has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement. The Company has previously delivered a true and complete copy of the agreement, dated May 25, 2001 with J.P. Morgan to the Parent.

          4.30 NO PENDING ACQUISITIONS. Except for this Agreement and other transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or bound by or subject to any agreement, undertaking or commitment with any person that could result in (i) the sale, merger, consolidation or recapitalization of the Company or (ii) the sale of substantially all of the assets of the Company.

          4.31 TAKEOVER LAWS. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger and the other transactions contemplated hereby, and the transactions contemplated by the Stock Purchase Agreement from, and this Agreement and the Stock Purchase Agreement are exempt from, the requirements of all anti-takeover Laws and regulations of the State of Illinois (collectively, "Takeover Laws").

          4.32 EXPENSES. The Company has provided Parent with a good faith estimate of certain fees and expenses (including legal fees and expenses) that have been incurred and/or are expected to be incurred in connection with the consummation of the transactions set forth in the Merger Agreement and Stock Purchase Agreement. The Company will not incur any costs or expenses in connection with the transactions contemplated hereby or the Stock Purchase Agreement other than costs and expenses directly related to the transactions contemplated hereby and reasonably necessary to the accomplishment of such transactions.

          4.33 DISCLOSURE. None of the representations or warranties of the Company contained herein, none of the information contained in the Company Disclosure Letter referred to in this Article 4, and none of the other information or documents furnished or to be furnished to the Parent or any of its representatives by the Company or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.


                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub represent and warrant to the Company on the date of this Agreement, subject only to the exceptions disclosed in writing in the disclosure letter dated as of the date hereof delivered to the Company by Parent pursuant to, and an integral part of, this Agreement (the "Parent Disclosure Letter"), which specifically identifies the Section and subsection numbers hereof to which the disclosures pertain, as follows:

          5.1 ORGANIZATION; BUSINESS. Each of Parent and Merger Sub is a corporation duly and validly organized and existing under the Laws of the jurisdiction of its incorporation and is qualified to do business as a foreign corporation and in good standing in the jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation by Parent except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on Parent.

          5.2 AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by Parent and Merger Sub of this Agreement are within the corporate power and authority of each of Parent and Merger Sub and, subject to the provisions hereof, have been duly authorized by the Board of Directors of each of Parent and Merger Sub. No other corporate proceeding (including a vote of the stockholders of Parent) or action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Parent and Merger Sub will be, when executed and delivered by Parent and Merger Sub, the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as the enforcement thereof may be limited by the Bankruptcy Exception, equitable principles and good faith dealing.

          5.3 NO VIOLATION OR CONFLICT. Subject to the receipt of the clearance or expiration or termination of the waiting period described in Section 7.1(a) and the approvals described in Section 7.1(b), the execution and delivery of this Agreement by Parent and Merger Sub and all documents and instruments required by this Agreement to be executed and delivered by Parent or Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and Parent's and Merger Sub's compliance with the provisions hereof will not, result in any violation of any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub.

          5.4 OPERATIONS OF MERGER SUB. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and by the Stock Purchase Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby and pursuant to the terms and conditions of the Stock Purchase Agreement.

          5.5 BROKERS' AND FINDERS' FEES. Neither Parent nor Merger Sub has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

          5.6 ACCREDITATION AND STATE LICENSURE/APPROVAL. There exists no fact or circumstance attributable to Parent or any of its Subsidiaries which could reasonably be expected to have a material adverse impact on Parent's ability to obtain any authorization, consent or similar approval from the DOE or any other Governmental Entity or Accrediting Body whose authorization, consent or similar approval is contemplated in connection with this Agreement, including, without limitation, any authorization, consent or similar approval which must be obtained following the Closing from the DOE or any states in order to continue the operations of the Schools as presently conducted.

          5.7 DISCLOSURE. None of the representations or warranties of the Parent contained herein, none of the information contained in the Schedules referred to in this Article 5, and none of the other information or documents furnished or to be furnished to the Company or any of its representatives by the Parent or its representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

          5.8 SUFFICIENT FUNDS. Parent has delivered to the Company a true and complete copy of a commitment letter from National City Bank pursuant to which Parent expects to have available to it, at the Effective Time, sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement, including payment of the Merger Consideration and all related costs and expenses and such commitment letter is in full force and effect.

          5.9 INFORMATION SUPPLIED. The information with respect to Parent or Merger Sub that Parent furnishes to the Company in writing for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the

Parent or Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in a supplement to the Proxy Statement, the Parent shall promptly notify the Company and send all relevant information to the Company.


                                   ARTICLE 6

                           COVENANTS AND AGREEMENTS

          6.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company agrees, except to the extent that Parent shall otherwise consent in writing, and to cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay timely its debts and Taxes, subject to good faith disputes over such debts or taxes, and on the same payment terms such debts and taxes have historically been paid, to attempt to collect its receivables in the same manner and on the same terms such receivables have historically been collected, to timely pay or perform other material obligations when due, and to use its commercially reasonable efforts consistent with past practices and policies to preserve intact the Company's and each of its Subsidiaries present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company and each of its Subsidiaries, to the end that the Company's and each of its Subsidiaries goodwill and ongoing businesses be unimpaired at the Effective Time (provided that the failure to meet such objectives shall not in and of itself be deemed a breach of this Section 6.1 if the Company shall have complied with its obligations hereunder). The Company shall promptly notify Parent of any material event or occurrence not in the ordinary course of business of the Company or any of its Subsidiaries. Except as expressly provided for by this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent:

               (a) except as required by the Company Benefit Plans, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Benefit Plans or authorize cash payments in exchange for any options granted under any of such plans;

               (b)  amend any charter documents or bylaws;

               (c) enter into any contract or commitment the performance of which may extend beyond the Closing Date, except those made in the ordinary course of business;

               (d) knowingly take any action or omit to take any action that will cause a material breach or termination of any contract (other than termination by fulfillment of the terms thereunder);

               (e) (i) make any material changes to any of the Schools existing space or (ii) make any individual capital expenditures having a cost in excess of $50,000;

               (f) enter into any partnership agreements, joint development agreements or strategic alliance agreements;

               (g) grant any severance or termination pay (i) to any executive officer or director or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with its policies and past practices or pursuant to written agreements in effect, or policies existing, on the date hereof and as disclosed in Section 6.1 of the Company Disclosure Letter;

               (h) transfer or license to any person or entity or otherwise materially extend, amend or modify any rights to its material Intangible Assets;

               (i) commence any litigation other than (i) for the routine collection of bills, or (ii) in such cases where the Company in good faith determines that failure to commence suit could result in the material impairment of a valuable aspect of the Company's business; provided that the Company consults with the Parent prior to the filing of such a suit;

               (j) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

               (k) redeem, repurchase or otherwise acquire, directly or indirectly, recapitalize or reclassify any shares of its capital stock;

               (l) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Existing Stock Options outstanding as of the date of this Agreement or the Leeds warrant;

               (m)  make any material amendment to any Material Contract;

               (n) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice, or liquidate, in whole or in part;

               (o) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or guarantee any debt securities of others;

               (p) adopt or amend any Company Benefit Plan or materially increase the salaries or wage rates of its employees generally, other than in the ordinary course of business, including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract not in the ordinary course of business or the payment of any special bonus or special remuneration to any director or employee, other than bonuses reflected on the Company Financial Statements;

               (q) revalue any assets, including without limitation writing down the value of inventory, writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or waiving any right of material value except as required by GAAP;

               (r) pay, discharge or satisfy in an amount in excess of $50,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company balance sheet dated as of March 31, 2001 included in the Company Financial Statements;

               (s) make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (t) enter into any Material Contract other than in the ordinary course of business;

               (u) materially amend or terminate of any its Existing Insurance Policies;

               (v) make any material changes with respect to the tuition, fees, program duration or curricula of any of the programs offered by any School, including, without limitation, implementing any new foreign exchange student programs except to the extent currently proposed or contemplated;

               (w) hire, fire (other than for cause) or change the responsibilities or work location of any employee whose annual compensation is greater than $75,000 and whose employment cannot be terminated by it on thirty days notice without liability;

               (x) take, or agree in writing or otherwise to take, any of the actions described above, or any other action which could cause or could be reasonably likely to cause any of the conditions to the Merger, not to be satisfied;

               (y) materially modify, amend or depart from the planned expenses (costs and capital expenditures) contemplated by the Company's existing business plan as disclosed to Parent, except as required by business emergency (which emergency shall be promptly disclosed to Parent).

               (z) fund the operations of, guarantee the indebtedness of, extend credit to, or otherwise support the operations of JMLS or PrimeTech except in accordance with the Company's business plan as delivered to Parent or as required to terminate its operations in accordance with Section 6.23 of this Agreement.

          6.2 ACCESS. Subject to the existing confidentiality agreement, from and after the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time, upon reasonable request and during normal business hours, the Company shall afford to Parent and Parent's agents, accountants, officers, employees, attorneys and other authorized advisers and representatives reasonable access, during normal business hours, to its properties, facilities, books, records, financial statements and other documents and materials relating to its financial condition, assets, liabilities and business. In addition, during such time period, the Company shall confer and consult with representatives of Parent to report on operational matters, financial matters and the general status of ongoing business operations of the Company. From time to time after the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time the Company shall furnish promptly to Parent a copy of each report, schedule and other document filed by the Company, or received by the Company after the date of this Agreement pursuant to the requirements of federal or state securities Laws promptly after such documents are available.

          6.3 FULFILLMENT OF AGREEMENTS. Each Party shall use commercially reasonable efforts to cause all of the conditions to the obligations of the other under Article 7 to be satisfied on or prior to the Closing and shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Each Party shall promptly notify the other of any action, suit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced after the date hereof against such party or any facts or circumstances as to which it obtains knowledge that cause any of the representations and warranties made by it hereunder to be untrue.

          6.4 PROXY STATEMENT. As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the Securities and Exchange Commission the Proxy Statement which shall include all information pertaining to the Company and the transactions contemplated hereby and by the Stock Purchase Agreement required by the Exchange Act for inclusion or incorporation by reference in the Proxy Statement, which information will not, at the date mailed to Stockholders and at the time of the Company Stockholder's Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If before the Effective Time, any matter should be discovered by the Company that should be set forth in an amendment or a supplement to the or Proxy Statement, the Company shall promptly inform Parent and shall prepare and distribute appropriate amendments or supplements to the Proxy Statement. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.

          6.5 COMPANY STOCKHOLDERS' MEETING. As soon as practicable after the Company receives final clearance (or an indication of no comment) by the Securities and Exchange Commission with respect to the Proxy Statement, the Company shall, consistent with its Articles of Incorporation and Bylaws, set a record date for the Company Stockholders' Meeting and mail an appropriate notice thereof, along with the Proxy Statement. The Company shall, subject to the applicable fiduciary duties of its directors, as determined by such directors in good faith (i) use its best efforts to solicit from the Stockholders proxies in favor of the adoption or approval, as the case may be, of the Merger, (ii) take all other action necessary or advisable to secure the vote or consent of Stockholders, as required by the IBCA to obtain such adoption or approvals, and
(iii) include in the Proxy Statement the recommendations of its Board of Directors in favor of the Merger.

          6.6 ADDITIONAL REPORTS. The Company shall furnish to Parent copies of any Company SEC Documents which it files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, in each case in accordance with past practice and GAAP consistently applied during the periods involved (except that such unaudited financial statements will exclude footnote disclosures necessary for a fair presentation which would make them in compliance with GAAP, and such financial statements will be subject, where appropriate, to normal year-end adjustments).

          6.7  REGULATORY AND OTHER APPROVALS.

               (a) The Company and Parent will (i) within a reasonable period of time after execution of this Agreement take any reasonable actions necessary to file notifications under the HSR Act and any applicable laws of Canada, (ii) comply within a reasonable period of time with any binding request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act or from any other Governmental Entity pursuant to the other Antitrust Laws, and (iii) request early termination of the applicable waiting period.

               (b) The Company and each of its Subsidiaries will cooperate with Parent to take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to (i) solicit input from Governmental Entities and Accrediting Bodies regarding the process of obtaining regulatory, Accrediting Body and DOE approvals, obtain all state education regulatory body, Accrediting Body and DOE approvals, make all filings with and give all notices to Governmental Entities and Accrediting Bodies, and obtain all licenses required of the Company to consummate the Merger and other transactions contemplated hereby, including without limitation those described in the Company Disclosure Letter, (ii) provide such other information and communications to such Governmental Entities and Accrediting Bodies or other persons as Parent or such Governmental Entities and Accrediting Bodies may request and (iii) obtain all state education regulatory body, Accrediting Body and DOE approvals, making all filings with and giving all notices to Governmental Entities and Accrediting Bodies and obtaining all licenses required of Parent to consummate the Merger and other transactions contemplated hereby. The Company will provide prompt notification to Parent when any such state education regulatory body, Accrediting Body or DOE approval or license referred to in clause (i) above is obtained, taken, made or given, as applicable, and will promptly advise Parent of any communications (and promptly provide copies of any such communications that are in writing or filings) with any Governmental Entity or Accrediting Body regarding the Merger or any of the transactions contemplated by this Agreement. In addition:

                    (1) The Company shall within ten (10) days from the date of this Agreement file a pre-acquisition application with DOE in order to obtain a written statement from DOE, to the satisfaction of Parent in its sole discretion, that the DOE does not see any impediment to issuing a "Provisional Program Participation Agreement" to the Company following the Closing, which agreement will prevent any interruption of Title IV Program funds from the DOE to the Company and will not include (A) unusual or burdensome conditions, including, but not limited to, any requirement to administer Title IV Program funds on a reimbursement or cash monitoring basis or to post a letter of credit or other financial security with the DOE in an amount which is reasonably expected by Parent to materially reduce the economic benefits that Parent or its Affiliates anticipated to receive in the Merger, or (B) any requirement that would impose restrictions or limitations in the activities of Parent or its Affiliates unrelated to the Company or its Schools (the "PPPAs"); provided,
                                                                  --------
however, that the filing deadline contained in this Section 6.7(b)(1) shall be
-------
contingent on the Company cooperating fully with Parent to provide all information and materials necessary for Parent timely to file such pre-acquisition application.

                    (2) The Company and Parent will promptly and regularly advise each other concerning the occurrence and status of any discussions or other communications, whether oral or written, with any state education regulating body, Accrediting Body or Governmental Entity or other third party with respect to any consent or the PPPAs, including any difficulties or delays experienced in obtaining any consent, and of any conditions proposed, considered, or requested by any consent or the PPPAs.

                    (3) Parent will cooperate fully with the Company in its efforts to obtain any consents and the PPPAs, but Parent will not be required to
(i) make any expenditure or payment of funds or (ii) permit any adverse changes in, or the imposition of any adverse condition to, any approval, license, or contract as a condition to obtaining any consent or the PPPAs. Such cooperation shall include Parent's full cooperation in timely filing applications and other documents (including applications and other documents filed prior to the Closing) necessary to obtain any consent or the PPPAs.

                    (4) Parent will allow the Company agents and representatives to participate in any meetings or telephone calls with any state education regulatory body, Accrediting Body or Governmental Entity to discuss the status of any consent or the PPPAs; provided, however, that the Company and its agents will confer in advance with Parent to agree on the issues to be discussed in such meeting or telephone call and will not introduce any issues that are not agreed to in advance and will not respond to any compliance issues first introduced in such meeting or telephone call by the state education regulatory body, Accrediting Body or Governmental Entity.

                         (5)  The Company will ensure that its appropriate
officers and employees shall be available to attend, as any Governmental Entity may reasonably request, any scheduled hearings or meetings in connection with obtaining any consent or the PPPAs.

               (c) Subject to the terms and conditions herein provided, the Company and Parent will take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to obtain all approvals required by any contract to consummate the transactions contemplated hereby.

               (d) Each of the Company and Parent shall use their all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any United States Governmental Entity with respect to the transactions contemplated by this Agreement under the Antitrust Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, and, if by mutual agreement, Parent and the Company decide that litigation is in their best interests, each of Parent and the Company shall cooperate and use all commercially reasonable efforts to vigorously contest and resist any such action or proceedings and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of any such transaction. Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any other applicable laws of Canada with respect to such transactions as promptly as commercially reasonable after the date of this Agreement. The obligations of Parent and the Company under this Section 6.7 with respect to the Antitrust Laws shall not require Parent or the Company to obtain or attempt to obtain any such waiver, permit, consent, approval or authorization if obtaining such waiver, permit, consent, approval or authorization would require disposition of any assets of Parent or the Company or any affiliate of either.

          6.8  NO SOLICITATION.

               (a) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, except in compliance with this Section 6.8, the Company will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or Affiliates to, directly or indirectly, (i) solicit, initiate, or encourage any Acquisition Proposals or any inquiries or proposals that could reasonably be expected to lead to any Acquisition Proposals, (ii) engage in discussions with third parties, or negotiations concerning, or provide any non-public information to any person or entity in connection with, any Acquisition Proposal or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term "Acquisition Proposal" shall mean any proposal relating to a possible (1) merger, consolidation or similar transaction involving the Company or any of its Subsidiaries, (2) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any of its Subsidiaries representing, in the aggregate, 20% or more of the assets of the Company on a consolidated basis, (3) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of the Company, (4) transaction with the Company in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of Company Common Stock, (5) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company, or (6) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the transactions contemplated hereby. The Company will, and will direct all its directors, officers, employees, investment bankers, attorneys, accountants and other representatives, agents and Affiliates to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

(b) Notwithstanding the provisions of Section 6.8(a) above, if a corporation, limited liability company, limited liability partnership, partnership, person or other entity or group (a "Third Party") after the date of this Agreement submits to the Company's Board of Directors an unsolicited, bona fide, written Acquisition Proposal, and the Company's Board of Directors reasonably determines in good faith, that such Acquisition Proposal is or reasonably could result in a Superior Proposal, (1) the Company may (A) furnish information about its business, to the Third Party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Third Party, provided the Company must furnish to Parent to the extent not previously furnished all such non-public information furnished to the Third Party contemporaneously with the delivery of a Notice of Superior Proposal and (B) negotiate and participate in discussions and negotiations with such Third Party and (2) if the Company's Board of Directors determines that such an Acquisition Proposal is a Superior Proposal (as defined below), the Company's Board of Directors may (subject to the provisions of this Section 6.8(b) and Section 8.1(c)(2)) terminate this Agreement (other than Sections 6.1, 6.2, 6.7, 6.13, 6.14, 6.20, 6.21, 6.23,
6.24, and 6.25 hereof, which shall continue to be operative until such time as the Stock Purchase Agreement shall have been terminated in accordance with
Section 9.1 thereof), in each case at any time after the second business day following delivery of written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company's Board of Directors has received a Superior Proposal, identifying the Third Party and specifying the material terms and conditions of such Superior Proposal. The Company may (subject to the provisions of Section 8.1(c)(2)) terminate this Agreement (other than the provisions of
Article VI specified above) pursuant to the preceding sentence if, and only if, an Acquisition Proposal that was a Superior Proposal continues to be a Superior Proposal in light of any improved proposal submitted by Parent, considered in good faith by the Company prior to the expiration of the two business day period specified in the preceding sentence. The Company shall provide Parent with a final written notice, at least twenty- four (24) hours, before accepting any Superior Proposal. For purposes of this Agreement, "Superior Proposal" means any unsolicited written Acquisition Proposal for consideration consisting of cash and/or securities, and otherwise on terms which the Company's Board of Directors determines are more favorable to the Company's stockholders from a financial point of view than the Merger (or other revised proposal submitted by Parent as contemplated above), and that the Third Party is reasonably likely to consummate the Superior Proposal on the terms proposed. Nothing contained herein shall prohibit the Company from taking, and disclosing to its stockholders, a position required by Rule 14d-9(e) under the Exchange Act prior to the second business day following Parent's receipt of a Notice of Superior Proposal.

               (c) The Company will notify Parent immediately, and in any event within twenty-four (24) hours, if (1) a bona fide Acquisition Proposal is made (including any written material provided by the offeror, the principal terms and conditions of any such Acquisition Proposal and the identity of the offeror) or
(2) the Company furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.

               (d) In addition to the obligations of Company set forth in paragraph (a), (b) and (c) of this Section 6.8, Company, as promptly as practicable, will advise Parent orally and in writing of any request for information which Company reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, the Company will (1) provide Parent with prior written notice of any meeting of Company's Board of Directors (or any committee thereof) at which Company's Board of Directors is expected or could be expected to consider a Superior Proposal and (2) provide Parent with prior written notice of a meeting of Company's Board of Directors (or any committee thereof) at which Company's Board of Directors is expected or could be expected to recommend a Superior Proposal to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal to the extent such documentation is then available (and otherwise provide such definitive documentation as soon as available).

               (e) It is understood and agreed that, without limitation of the Company's obligations hereunder, any violation of this Section 6.8 by any director, officer, Affiliate, investment bank, financial advisor, accountant, attorney or other advisor or representative of the Company acting on behalf of the Company shall be deemed to be a breach of this Section 6.8 by the Company. The Company agrees that, as of the date hereof, it, its Affiliates and their respective directors, officers, employees, investment bankers, attorneys, accountants and other representatives and agents, shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any Third Party (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Proposal.

          6.9 PUBLIC ANNOUNCEMENTS. Any public announcement made by or on behalf of either Parent or the Company prior to the termination of this Agreement pursuant to Article 8 hereof concerning this Agreement, the transactions described herein or any other aspect of the dealings heretofore had or hereafter to be had between the Company and Parent and their respective Affiliates must first be approved by the other party (any such approval not to be unreasonably withheld or delayed), subject to either party's obligations under applicable Law or Stock Market listing requirements or rules (but such party shall use its reasonable best efforts to consult with the other party as to all such public announcements).

          6.10 EXPENSES. Except as set forth in this Section 6.10 and Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Parent will pay any Hart-Scott-Rodino filing fees required in connection with the transactions contemplated hereby.

          6.11   CERTAIN BENEFIT PLANS.

                 (a) Following the Effective Time and until the first anniversary thereof, Parent shall cause employees of the Company immediately preceding the Effective Time ("Company Employees") to be covered under employee benefit plans that are substantially comparable, in the aggregate, to the employee benefit plans provided by Parent to employees at comparable levels. Parent shall cause service with the Company to be recognized as service for purposes of all employee benefit plans and compensation arrangements (including 401(k) plans) applicable to Company Employees after the Effective Time, to the extent such service is credited under comparable plans and arrangements of the Parent's other schools.

                 (b) Prior to the Effective Time, the Company's Board of Directors shall adopt a resolution terminating each Company Benefit Plan which constitutes a qualified defined contribution plan under Section 401(a) of the Code, including any such plan that contains a cash or deferred arrangement subject to Section 401(k) of the Code, as of a date prior to the Effective Time and vesting each employee fully in all amounts credited to employees accounts in such plan. Parent agrees that it shall assume and be solely responsible for any obligations under COBRA associated with applicable Company Benefit Plans.

         6.12    INDEMNIFICATION.

                 (a) From and after the date of this Agreement through and including the Effective Time, neither Parent nor the Company will take any action, nor permit any action to be taken, which would change or amend the provisions of the Articles of Incorporation or the Bylaws of the Company in effect on the date hereof relating to limitation of liability or indemnification inconsistent with its obligations under Section 6.12(b) hereof or eliminate or make any modification in the Company's existing directors' and officers' insurance inconsistent with its obligations under Section 6.12(c) hereof. Parent agrees that from and after the Effective Time all rights to indemnification now existing in favor of individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries as set forth in the Articles of Incorporation or the Bylaws of the Company or any Subsidiary shall survive the Merger with respect to matters existing or occurring at or prior to the Effective Time and shall continue in full force and effect following the Effective Time.

                 (b) The Company shall, and from and after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless (and advance expenses to) each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any Subsidiary (each individually an "Indemnified Party" and, collectively, the "Indemnified Parties") to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to any agreements between such person and the Company and the Company's Articles of Incorporation and Bylaws against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the Indemnifying Party as a result of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or out of or in connection with activities in such capacity, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby. Without limiting the generality or effect of the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time) and under applicable standards of professional conduct, there is a conflict of interest on any significant issue between the position of the Company and an Indemnified Party, the Indemnified Parties may retain counsel, which counsel shall be reasonably satisfactory to the Company (or the Surviving Corporation after the Effective
Time), and the Company shall (or after the Effective Time, Parent will cause the Surviving Corporation to) pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided, however that (1) Parent or the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof (which right shall not affect the right of the Indemnified Parties to be reimbursed for separate counsel as specified in the preceding sentence), (2) the Company and the Indemnified Parties will cooperate in the defense of any such matter and (3) neither Parent, the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify both Parent and the Company (or, after the Effective Time, the Surviving Corporation) (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 6.12 except and only to the extent such failure materially prejudices such party). The Indemnified Parties as a group may not retain more than one counsel to represent them with respect to each such matter unless there is under applicable standards of professional conduct, a conflict of interest on any significant issue between the positions of any two or more Indemnified Parties. The Company, Parent and Merger Sub agree that all rights to indemnification contained in this Section 6.12, shall survive the Merger and shall continue in full force and effect from and after the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

                 (c) The Company shall and, from and after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to, cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided, however, that if the Surviving Corporation is required to pay an annual premium in excess of 130% of the last annual premium of such insurance, the Surviving Corporation may, but is not obligated to, substitute therefor policies with substantially the same coverage amount and terms as the directors' and officers' liability insurance maintained for the benefit of Parent's directors and officers.

                 (d) This Section 6.12 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

          6.13 TAKEOVER LAW. Neither the Company, Parent nor Merger Sub shall take any action that would cause the Merger or the other transactions contemplated by this Agreement or the Stock Purchase Agreement to be subject to the requirements of any Takeover Law. If any Takeover Law shall become applicable to the Merger or the other transactions contemplated by this Agreement or the Stock Purchase Agreement, each of the Company and Parent and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement and the Stock Purchase Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stock Purchase Agreement, and otherwise act to eliminate or minimize the effects of such Takeover Law on the Merger and the other transactions contemplated by this Agreement and the Stock Purchase Agreement.

          6.14 NOTIFICATION OF CERTAIN MATTERS. Between the date of this Agreement and the Effective Time, the Company will promptly notify Parent in writing if it becomes aware of any development, fact or condition that (i) is reasonably likely, individually or with other existing developments, facts or conditions, to result in a Material Adverse Effect with respect to it or any of its Subsidiaries, or (ii) causes or constitutes a breach of any agreement or covenant under this Agreement applicable to it or of its representations and warranties as of the date of this Agreement, or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

          6.15 REAL ESTATE DELIVERIES. To the extent reasonably and timely requested by Parent, the Company shall use its commercially reasonable efforts to deliver to Parent at least ten (10) days prior to the Closing, an estoppel consent and amendment agreement from each of the Company's landlords, joined by the tenant thereof with respect to each of the Leases. The Company shall use its commercially reasonable efforts to provide Parent with reasonable assurance from each of the Company's landlords that Parent shall be able to remain in possession of the Rental Real Estate in accordance with the terms and provisions of the Leases and shall be able to operate the Company's schools or offices, as the case may be, after the Closing Date at the locations described in the Leases in the manner in which such schools or offices are currently conducted.

          6.16 PERMITS. The Company and each of its Subsidiaries shall provide such additional assistance and cooperation to the Parent as the Parent shall reasonably request in connection with the transfer of any Permit, accreditation, authorization or approval to Parent hereunder.

          6.17 CONSENT. The Company and each of its Subsidiaries shall use their best efforts prior to, and if necessary after, the Closing Date, to obtain at the earliest practicable date the consent of any third party under any agreement requiring such consent to the transactions contemplated hereby or in the Stock Purchase Agreement.

          6.18 OTHER ACTION. Neither the Company, any of its Subsidiaries nor the Schools shall take any action that would result in any of the Company's representations and warranties not being true as of the Closing Date.

          6.19 REASONABLE EFFORTS. So long as this Agreement has not been terminated, the Parties shall: (i) promptly make their respective filings, obtain waivers, consents, permits and approvals, and thereafter make any other submissions required under all applicable Laws in order to consummate the Merger and the other transactions contemplated hereby and (ii) use their respective commercially reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate the Merger and the other transactions contemplated by this Agreement.

          6.20 NO RIGHTS TRIGGERED. Each of the Company and Parent shall use their respective commercially reasonable efforts to ensure that the entering into of this Agreement and the Stock Purchase Agreement and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby and thereby, do not and will not result in the grant of any rights to any Person under any agreement to which it or any of its Subsidiaries is a party.

          6.21 STOCKHOLDER LITIGATION. The Parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the Parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company shall not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent's prior written consent, which shall not be unreasonably withheld.

          6.22 OPERATIONAL MATTERS. After the execution of this Agreement, the Company and each of its Subsidiaries shall cooperate with the Parent in developing post-Closing transition policies with respect to management information systems, marketing, admissions, personnel, outsourcing, operations, regulatory matters and accounting, including, without limitation, meeting regularly (at such times as shall be mutually agreed upon by the Company and Parent) with on-site transition teams of Parent with respect to marketing, management information systems, regulatory matters and accounting.

          6.23   EXCLUDED ASSETS.

                 (a) The Company shall, if requested by Buyer at any time on or prior to November 1, 2001, promptly after receipt of such request, sell, divest, donate or otherwise dispose of the stock and all associated assets and liabilities of John Marshall Law School, Inc. ("JMLS") and/or PrimeTech Canada, Inc. ("PrimeTech"), each a wholly owned subsidiary of the Company, (JMLS and PrimeTech together referred to as the "Excluded Operations," and each an "Excluded Operation"), and shall use its best efforts to consummate such disposition within 60 days of receipt of such request even if a higher value could be realized if additional time were available. Parent acknowledges and agrees that such sale, divestiture, donation or other disposition is being done at its request and the Company makes no representation, and has no obligation, to achieve full, fair or any value in such transaction. Parent further acknowledges and agrees that one alternative available to the Company is to sell the Excluded Operations to Seller or one of his affiliates for nominal consideration. Parent waives any and all claims against Seller, his affiliates and agents and representatives in connection with such sale other than any claims arising out of a breach of the provisions of Section 5.8 of the Stock Purchase Agreement.

                 (b) The Company hereby agrees that in connection with the sale of any Excluded Operation under this Section 6.23, such sale shall be made by the Company without recourse to the Company, and the Company shall make no representations or warranties or other undertakings to the purchaser in connection therewith, and the closing of any sale by the Company shall be conditioned solely on obtaining all regulatory approvals necessary in order to transition control of such entity or entities to the purchaser. The Company shall use its best efforts to promptly apply for and obtain all requisite regulatory approvals necessary to close the sale of JMLS and/or PrimeTech.

                 (c) In connection with the purchase of any Excluded Operation, the Company will enter into an indemnity agreement reasonably satisfactory to Parent pursuant to which JMLS and PrimeTech will hold the Company harmless from claims, obligations and liabilities of or relating to such Excluded Operation.

                 (d) The Company further shall, promptly following any receipt of the request contemplated hereby, recognize in its accounting records, prior to any such time as Buyer may reasonably determine that Buyer's and Seller's accounting results require consolidation, all reserves, costs, fees, and expenses associated with the sale, divestiture, donation or other disposition of any Excluded Operation to the extent permissible under GAAP. The Company's obligation under this Section 6.23(d) are subject to the receipt of reasonable notice prior to such consolidation.

          6.24 FINANCIAL INFORMATION. From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, the Company shall provide to Buyer, as soon as practicable but in any event within ten (10) calendar days of the end of the preceding month, such financial information with respect to such preceding month(s) as may be reasonably requested by Buyer.

                                   ARTICLE 7

                           CONDITIONS TO THE MERGER

          7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each Party to consummate and effect the Merger shall be subject to the satisfaction prior to or at the Closing as hereinafter provided of the following conditions, each of which may be waived in whole or in part by the written agreement of the Parties, to the extent permitted by Law:

               (a) The expiration of all applicable waiting periods in connection with the transactions contemplated hereby and by the Stock Purchase Agreement pursuant to the HSR Act, and the receipt of all required approvals from any Governmental Entity and the expiration of all required waiting periods pursuant to any material applicable statutes, rules, regulations, orders or decrees of Canada that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (together with the HSR Act, the "Antitrust Laws"), shall have been obtained by the Company and Parent.

               (b) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity or Accrediting Body required by or with respect to the Company, Parent or any of their respective subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and by the Stock Purchase Agreement shall have been obtained or made except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent or materially impair the Company's, Parent's or Merger Sub's ability to consummate the Merger.

               (c) This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the Stockholders in accordance with applicable Law and the Articles of Incorporation and Bylaws of the Company.

               (d) No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger or the transactions contemplated by the Stock Purchase Agreement; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

               (e) The Company shall have cleared all of the Securities and Exchange Commission's comments to the Proxy Statement. No proceeding preventing distribution of the Proxy Statement or any part thereof shall have been initiated or threatened in writing by the SEC, and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

               (f) No action, suit or proceeding shall be pending before any Governmental Entity which is reasonably likely to result in a judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Stock Purchase Agreement,
(ii) cause any of the transactions contemplated by this

Agreement or the Stock Purchase Agreement to be rescinded following consummation or (iii) affect adversely the right of Parent to own, operate or control any material portion of the assets and operations of the Surviving Corporation and each of its Subsidiaries following the transactions contemplated herein or in the Stock Purchase Agreement, and no such judgment, order, decree, stipulation or injunction shall be in effect.

          7.2 CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by the
Company:

               (a) The representations and warranties of Parent and Merger Sub contained herein (which for purposes of this paragraph (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualification) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (provided that any representations and warranties made as of a specified date shall be required only to continue on the Closing Date to be true and correct as of such specified date) except (1) for changes specifically contemplated by the terms of this Agreement and (2) where the failure of the representations and warranties to be true and correct in all respects could not in the aggregate reasonably be expected to have a Material Adverse Effect on Parent. No effect will be given to any update or modification of the Parent Disclosure Letter made or purported to be made.

               (b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

               (c) If the SPA Closing shall have occurred and not been rescinded, Parent shall have irrevocably directed the Escrow Agent to release the Escrowed Funds upon consummation of the Merger in accordance with the Stock Purchase Agreement and the Escrow Agreement.

               (d) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer, certifying the satisfaction of the conditions set forth in Sections 7.2(a) and (b) and Section 7.3(e).

               All actions to be taken by Parent and Merger Sub in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and its counsel.

          7.3 CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATION TO EFFECT THE MERGER. The obligations of Parent and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by Parent or Merger Sub:

               (a) The representations and warranties of the Company contained herein (which for purposes of this paragraph (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualification) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (provided that any representations and warranties made as of a specified date shall be required only to continue at the Effective Time to be true and correct as of such specified date) except (1) for changes specifically contemplated by the terms of this Agreement and (2) where the failure of the representations and warranties to be true and correct in all respects could not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company. No effect will be given to any update or modification of the Company Disclosure Letter made or purported to be made.

               (b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

               (c) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer, certifying the satisfaction of the conditions set forth in Sections 7.3(a) and (b) and Section 7.2(d).

               (d) From the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect on the Company.

               (e) Parent shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of the Material Contracts of the Company set forth on Section 4.4 of the Company Disclosure Letter, except where the failure to so obtain could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

               (f) Parent shall have received all written consents, assignments, waivers, authorizations or other certificates from state education regulatory bodies and any other applicable Governmental Entities set forth in Annex A to this Agreement to the extent necessary to consummate the Merger and the other transactions contemplated hereby and by the Stock Purchase Agreement.

               (g)  All conditions precedent to the Escrow Release set forth in
Section 2.4(b)(i) of the Stock Purchase Agreement shall have been satisfied or waived by Parent.

               (h) The Company shall have, if requested by Parent, completed the sale, divestiture, donation or other disposition of the Excluded Operations as contemplated by Section 6.23 of this Agreement.

               (i) All actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Parent and its counsel.

                                  ARTICLE 8

                       TERMINATION, WAIVER AND AMENDMENT

          8.1 TERMINATION. This Agreement may be terminated and the Merger and transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (whether before or after the approval of this Agreement by the Stockholders), as follows:

               (a)  by mutual written consent of the Company and Parent;

               (b)  by either of Parent or the Company:

                         (1)  if the Stockholders do not approve the Merger by
the requisite vote at the Company Stockholders' Meeting (including any adjournment or postponement thereof);

                         (2)  if any Governmental Entity shall have issued an
order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits consummation of the Merger or the transactions set forth in the Stock Purchase Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

                         (3)  if there shall be any Law enacted, promulgated or
issued and deemed applicable to the Merger or the transactions set forth in the Stock Purchase Agreement by any Governmental Entity which would make consummation of the Merger or the transactions set forth in the Stock Purchase Agreement illegal; or

                         (4)  if the Merger shall not have been consummated by
January 31, 2002; provided, however, that the right to terminate this Agreement
                  --------  -------
under this Section 8.1(b)(4) shall not be available to any party whose failure, or whose Affiliate's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

               (c)  by the Company:

                         (1)  if Parent or Merger Sub shall have breached in any
material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within twenty (20) business days after the giving of written notice to Parent or Merger Sub, as applicable, and
(B) will result in the failure to satisfy a condition set forth in Section 7.2;
or

                         (2)  in accordance with Section 6.8 (provided that in
the case of a termination in accordance with Section 6.8, the provisions of
Article 6 specified in Section 6.8 shall survive such termination) provided that such termination shall not be effective until (x) the fee contemplated by
Section 8.3(a) shall have been paid to Parent, and (y) if Parent waives the conditions set forth in Section 2.4. of the Stock Purchase Agreement, the Board of Directors of the Company shall have been reconstituted so that a majority of its members are persons designated by Parent, and provided further that the Company may not terminate this Agreement under this Section 8.1(c)(2) after a recission has occurred under the Stock Purchase Agreement.

               (d)  by Parent:

                         (1)  if the Company shall have breached in any material
respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within twenty (20) business days after the giving of written notice to the Company and (B) will result in the failure to satisfy a condition set forth in Section 7.3; or

                         (2)  the Board of Directors of the Company (A)
withholds or withdraws its recommendation of the Merger or, (B) modifies its recommendation of the Merger in a manner materially adverse to Parent.

                         (3)  a tender offer or exchange offer for twenty
percent (20%) or more of the outstanding shares of Company Class A Common Stock or Company Class B Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Parent or an affiliate thereof) and the Board of Directors of Company shall, notwithstanding its obligations hereunder, have (A) recommended that the Stockholders tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer; or

                         (4)  the Company is in material breach of any of the
provisions of Section 6.8;

                         (5)  a Company Acquisition Proposal shall have been
announced or otherwise become publicly known and the Board of Directors of Company shall have (A) failed to recommend against acceptance of such by the Stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by the Stockholders of a Company Acquisition Proposal involving a tender offer or exchange offer) or (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby, in each case within ten business days thereafter; or

                         (6)  more than 10% of the Company Common Stock are
Dissenting Shares.

          8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and of no further force and effect (except as specified in Section 6.8), and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers or directors under this Agreement except as set forth in the provisions of Sections 6.8 and 8.3 and Article 9, provided that such termination shall relieve any party for liability for any breach of this Agreement prior to such termination.

          8.3  TERMINATION FEE.

               (a) If this Agreement is terminated pursuant to Section 8.1(c)(2), or 8.1(d)(2), (3), (4) or (5), then, the Company shall pay to Parent, concurrent with such termination, $2.0 million by wire transfer of immediately available funds to an account designated by Parent, such $2.0 million being the sole remedy of the Parent or the Merger Sub in the event of a termination of this Agreement pursuant to the terms and conditions of Section 8.1(c)(2) or 8.1(d)(2), (3), (4) or (5).

               (b) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.


                                   ARTICLE 9

                                 MISCELLANEOUS

          9.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties made in this Agreement shall survive beyond the Effective Time.

          9.2 ENTIRE AGREEMENT. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement, constitute the entire agreement among the Parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties, whether oral or written, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. Without limiting the foregoing, the parties acknowledge that this Agreement supersedes the letter agreement dated May 16, 2001.

          9.3 AMENDMENT. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto.

          9.4 EXTENSION; WAIVER. At any time prior to the Effective Time, any Party hereto may, unless otherwise noted herein and only to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

          9.5 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the Laws of the State of Illinois. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the state of Illinois or a federal court sitting in the state of Illinois and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding.

          9.6 ASSIGNMENT; BINDING EFFECT. Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any Party hereto, except with the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns.

          9.7 NOTICES. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date personally delivered or sent by telephonic facsimile transmission (with a copy via other means specified herein) or upon receipt if sent via nationally recognized overnight courier or the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section 9.7 of a change of address:

          If to the Company:

               Argosy Education Group, Inc.
               20 South Clark Street, Suite 300
               Chicago, IL 60603
               Telephone: (312) 899-9900
               Telecopy:  (312) 201-1907
               Attention: Michael C. Markovitz, Ph.D.


          With a copy to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, IL 60601
               Telephone: (312) 861-2075
               Telecopy:  (312) 861-2200
               Attention: Gerald T. Nowak


          and to:

               Michael C. Markovitz, Ph.D.
               c/o Argosy Education Group, Inc.
               20 South Clark Street, Suite 300
               Chicago, IL 60603
               Telephone: (312) 899-9900
               Telecopy:  (312) 201-1907

          If to Parent or Merger Sub:

               Education Management Corporation
               300 Sixth Avenue
               Pittsburgh, PA 15222
               Telephone: (412) 562-0900
               Telecopy:  (412) 562-0934
               Attention: John R. McKernan, Jr.


          with a copy to:

               Kirkpatrick & Lockhart
               Henry W. Oliver Building
               Pittsburgh, PA 15222-2312
               Telephone: (412) 355-6500
               Telecopy:  (412) 355-6501
               Attention: Elliot S. Davis, Esq. and Robert P. Zinn, Esq.


          and to:

               Kirkpatrick & Lockhart
               1251 Avenue of the Americas, 45/th/ Floor
               New York, NY 10020
               Telephone: (212) 536-4090
               Telecopy:  (212)536-3901
               Attention: William J. Phillips, Esq.

          9.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

          9.9 INTERPRETATION. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

          9.10 SPECIFIC PERFORMANCE. The Parties agree that the assets and business of the Company as a going concern constitute unique property and, accordingly, each Party shall be entitled, at its option and in addition to any other remedies available as herein provided, to the remedy of specific performance to effect the Merger as provided in this Agreement.

          9.11 NO RELIANCE. Except for the Parties to this Agreement and except as otherwise provided in Section 6.12: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the Parties contained in this Agreement; and (b) the Parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the Parties contained in this Agreement.

          9.12 EXHIBITS AND DISCLOSURE LETTERS. The Exhibits, Company Disclosure Letter and Parent Disclosure Letter are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits, Company Disclosure Letter and Parent Disclosure Letter shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          9.13 NO THIRD PARTY BENEFICIARY. Except as provided pursuant to Sections 6.11, 6.12 and 8.2 hereof, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

          9.14 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such voided or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such voided or unenforceable provision.

          9.15 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

          9.16 RULES OF CONSTRUCTION. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

                           [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first written above.



                                   EDUCATION MANAGEMENT CORPORATION


                                   By: /s/ John r. McKernan, Jr.
                                      ---------------------------------------
                                   Name:  John r. McKernan, Jr.
                                   Title: Vice Chairman



                                   HAC, INC.


                                   By: /s/ John R. McKernan, Jr.
                                      ---------------------------------------
                                   Name:
                                   Title:




                                   ARGOSY EDUCATION GROUP, INC.


                                   By: /s/ Michael C. Markovitz
                                      ---------------------------------------
                                   Name:  Michael C. Markovitz, Ph.D.
                                   Title: Chairman of the Board

                                  Exhibit 1-A

                               Company Officers

                             Michael C. Markovitz
                                  James Otten
                               Charles Gradowski
                                 Tamara Rozhon

                                  Exhibit 1-B

                                Parent Officers

                               Robert K. Knutson
                             John R.McKernan, Jr.
                               Robert P. Gioella
                               Robert T.McDowell

                                  Exhibit 1-C

                         Form of Employment Agreement